UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Vantage Drilling Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Vantage Drilling Company

NOTICE OF EXTRAORDINARY GENERAL MEETING

IN LIEU OF ANNUAL GENERAL MEETING

OF THE COMPANY

TO BE HELD ON SEPTEMBER 16, 2014

Notice is hereby given that the Extraordinary General Meeting in Lieu of Annual General Meeting (the “Meeting”) of Vantage Drilling Company, an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), will be held at the Fairmont Waterfront, 900 Canada Place Way, Vancouver, British Columbia V6C 3L5, on Tuesday, September 16, 2014, at 9:00 a.m., Pacific Time for the following proposals:

(1)	To elect nine nominees to serve on the Company’s Board of Directors (the “Board of Directors”) to hold office until the expiration of their term or until their successors are duly elected and qualified;

(2)	To approve an ordinary resolution to ratify the appointment of UHY LLP to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2014;

(3)	To approve, by a shareholder non-binding advisory vote, the compensation paid to the Company’s named executive officers, commonly referred to as a “Say on Pay” proposal;

(4)	To transact such other business as may properly come before the Meeting.

Any shareholder entitled to attend and vote at the Meeting is entitled to appoint a proxy to attend and vote on such shareholder’s behalf. Such proxy need not be a holder of the Company’s ordinary shares. This proxy statement and a copy of our Annual Report are available on our web site at www.vantagedrilling.com/proxy .

The Board of Directors has set July 18, 2014 as the record date for the Meeting. Only registered holders of the Company’s ordinary shares at the close of business on that date are entitled to receive notice of the Meeting and to attend and vote at the Meeting. All shareholders will be required to show proof that they held shares as of the record date in order to be admitted to the Meeting. If you are not a shareholder of record, but hold shares through a broker or nominee (in street name), you should provide proof of beneficial ownership on the record date for the Meeting, such as a recent account statement or a copy of the voting instruction card provided by your broker or nominee.

We hope you will be able to attend the meeting, but if you cannot do so, it is important that your shares be represented. The presence at the meeting, in person or by proxy of a majority of the ordinary shares outstanding on the record date shall constitute a quorum. It is important that your shares be voted at the Meeting. We urge you to read the proxy statement carefully, and to vote by telephone or Internet or by signing, dating, and returning the enclosed proxy card in the postage-paid envelope provided, whether or not you plan to attend the Meeting. Instructions are provided on the proxy card.

By order of the Board of Directors,

Christopher G. DeClaire
Company Secretary

July 23, 2014

i

Vantage Drilling Company

PROXY STATEMENT

FOR THE EXTRAORDINARY GENERAL MEETING

IN LIEU OF ANNUAL GENERAL MEETING

OF THE COMPANY

TO BE HELD ON SEPTEMBER 16, 2014

GENERAL INFORMATION

The Board of Directors (the “Board of Directors”) of Vantage Drilling Company, an exempted company incorporated with limited liability under the laws of the Cayman Islands, is soliciting your proxy for use at the Extraordinary General Meeting in Lieu of Annual General Meeting to be held on Tuesday, September 16, 2014, at the Fairmont Waterfront, 900 Canada Place Way, Vancouver, British Columbia V6C 3L5at 9:00 a.m., Pacific Time (the “Meeting”), and at any postponement or adjournment of the Meeting. This proxy statement provides information regarding the matters to be voted on at the Meeting, as well as other information that may be useful to you. This proxy statement and related materials are first being sent to our shareholders on or about July 23, 2014. Our registered office is located in the Cayman Islands at P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. Our U.S. executive offices are located at 777 Post Oak Boulevard, Suite 800, Houston, Texas 77056, and our telephone number at this address is (281) 404-4700. Our website address is www.vantagedrilling.com . Information contained on, or accessible through, our website is not a part of this proxy statement. References in this proxy statement to “we,” “our,” “us,” and the “company” are to Vantage Drilling Company.

Who Can Vote; Votes Per Share. Our ordinary shares, par value $0.001 per share, are our only outstanding class of voting securities. Registered holders of our ordinary shares at the close of business on July 18, 2014, the record date for the Meeting, will be entitled to notice of, and to vote at, the Meeting. As of the close of business on the record date, there were 306,200,417 ordinary shares issued and outstanding and held of record by 16 registered holders. Each ordinary share is entitled to one vote on each proposal contained herein.

How to Vote; Submitting Your Proxy. You may vote by marking, signing, dating and returning the enclosed proxy card in the enclosed prepaid envelope. Alternatively you may vote by telephone, via the Internet, or in person by attending the Meeting. Only registered shareholders may vote in person at the Meeting. Instructions on how to vote by phone or via the Internet are set forth on the enclosed proxy card. If a proxy card is properly executed, the shares it represents will be voted at the Meeting in accordance with the instructions noted on the proxy. If no instructions are specified in the proxy card with respect to the matters to be acted upon, the shares represented by the proxy will be voted in accordance with the recommendations of the Board of Directors. The Board of Directors recommends that you vote your shares “ FOR ” the election of each nominee identified in Proposal 1 and “FOR” each of Proposals 2 and 3.

Accessing Proxy Materials over the Internet. Pursuant to rules promulgated by the Securities and Exchange Commission (the “SEC”), we are providing access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This proxy statement and a copy of our Annual Report are available on our web site at www.vantagedrilling.com/proxy. Additionally, and in accordance with SEC rules, we maintain the proxy materials on our website in a manner that will not infringe on your anonymity if you access them.

Shares Registered in the Name of a Nominee. If your shares are held in the name of a broker, bank or other nominee (typically referred to as being held in “street name”), you will receive instructions from your broker, bank or other nominee that must be followed in order for your broker, bank or other nominee to vote your shares per your instructions. Many brokerage firms and banks have a process for their beneficial holders to provide instructions via the Internet or over the telephone. In the event you do not provide instructions on how to vote, your broker may have authority to vote your shares. A broker “non-vote” occurs when a broker or other nominee lacks discretionary power to vote and for which the broker or other nominee has not received specific voting instructions from the beneficial holder. Under the rules that govern brokers who are voting with respect to shares that are held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include ratification of the appointment of our independent registered public accounting firm, but not the election of directors, or the advisory vote on executive compensation. As such, brokers will have the authority to exercise discretion to vote shares only with respect to Proposal 2 because it involves a matter considered routine, but will not have the authority to exercise discretion to vote shares with respect to Proposals 1 or 3 because they involve non-routine matters. Your vote is especially important with respect to the election of directors. If your shares are held by a broker, your broker cannot vote your shares for the election of directors unless you provide voting instructions. Therefore, please instruct your broker regarding how to vote your shares on the election of directors promptly. If you hold shares through a broker, bank or other nominee and wish to be able to vote in person at the meeting, you must obtain a legal proxy from your broker, bank or other nominee and present it to the inspector of election with your ballot at the Meeting.

Revoking Your Proxy. If you hold shares registered directly in your name, you may revoke your proxy at any time before it is voted at the Meeting by sending a signed revocation thereof to Vantage Drilling Company, 777 Post Oak Boulevard, Suite 800, Houston, Texas 77056, Attention: Company Secretary, which we must receive by 11:59 p.m., Central Time, on September 15, 2014, by delivery of a valid, later-dated proxy or by voting by ballot at the Meeting. If you have voted via the Internet, you may change your vote by voting again via the Internet. Attendance at the Meeting alone will not revoke any proxy. However, please note that if you hold your shares in street name, you must contact your broker, bank or other nominee to change your vote or obtain a proxy to vote your shares if you want to cast your vote in person at the Meeting.

Proxy Solicitation. We will bear all costs and expenses of soliciting proxies from shareholders in connection with the matters to be voted on at the Meeting. We will request brokers, custodians, nominees, fiduciaries and other record holders to forward copies of our proxy and soliciting materials to beneficial owners and request authority for the exercise of proxies. In such cases, upon request, we will reimburse such holders for their reasonable out-of-pocket expenses incurred in connection with the solicitation. If you choose to access the proxy materials over the Internet, you are responsible for any Internet access charges you may incur. We have retained Alliance Advisors to assist in the solicitation of proxies at a fee of approximately $13,000, plus out-of-pocket expenses. No additional compensation will be paid to our directors, officers, or other employees for their services in soliciting proxies for the Meeting.

Quorum, Voting Requirements and Broker Non-Votes. In order to establish a quorum at the Meeting, pursuant to our Memorandum and Articles of Association (our “M&A”), there must be present, either in person or by proxy, the holders of a majority of the ordinary shares entitled to vote at the Meeting. For purposes of determining a quorum, broker “non-votes” are counted as present and entitled to vote. The nine nominees for election as directors who are included in Proposal 1 and who receive the most “FOR” votes cast by the shareholders will be elected as our directors. In respect of all other proposals, to be approved, any such proposal must receive the affirmative vote of a majority of the ordinary shares present or represented by proxy and voting on such proposal. “Broker non-votes” and abstentions will not affect the outcome of any such proposals. The result of the advisory vote on executive compensation are not binding on the Board of Directors.

Voting Procedures and Tabulation. We have appointed a representative of Alliance Advisors as the inspector of elections to act at the Meeting and to make a written report thereof. Prior to the Meeting, the inspector will sign an oath to perform his or her duties in an impartial manner and according to the best of his or her ability. The inspector will assist and advise the chairman of the Meeting in order to ascertain the number of ordinary shares outstanding and the voting power of each, determine the ordinary shares represented at the Meeting and the validity of proxies, ballots, and the poll voting procedure to be conducted at the Meeting, count all votes and ballots, and perform certain other duties. The determination of the chairman of the Meeting as to the validity of the qualification of any voter, the poll voting procedure, proxies and ballots will be final and binding.

(Proposal 1)

ELECTION OF DIRECTORS

Based upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated the nine nominees identified and discussed in the paragraphs below for election at the Meeting. Each nominee has been previously elected by shareholders to the Board of Directors. Each nominee, if elected, will hold office until the next annual general meeting or until his office is vacated in accordance with the procedure in our M&A. Each of the nominees has agreed to serve if elected. We believe that all of the nominees possess the professional and personal qualifications necessary for board service, and have highlighted particularly noteworthy attributes for each nominee in the individual biographies below. If any one of them becomes unavailable to serve as a director, the Board of Directors may designate a substitute nominee. In that event, the persons named as proxies will vote for the substitute nominee designated by the Board of Directors. The Board of Directors does not presently contemplate that any of the nominees will become unavailable for election. See “Director Independence” for a discussion of the independence of the nominees.

The following table sets forth the names of the nominees proposed by the Board of Directors for election, their ages as of July 18, 2014 and certain other information with regard to each nominee.

Name	Age	Position
Paul A. Bragg	58	Chairman of the Board of Directors and Chief Executive Officer
Steven Bradshaw (1)	65	Director
Jorge E. Estrada (2), (3)	66	Director
Robert F. Grantham (1), (3)	56	Director
Marcelo D. Guiscardo (1)	62	Director
Ong Tian Khiam	71	Director
Duke R. Ligon (1), (2), (3)	73	Director
John C.G. O’Leary	58	Director
Steinar Thomassen (2), (3)	68	Lead Independent Director

(1)	Member of our Compensation Committee as of December 31, 2013.
(2)	Member of our Audit Committee as of December 31, 2013.
(3)	Member of our Nominating and Corporate Governance Committee as of December 31, 2013.

Paul A. Bragg, 58, has served as our Chairman of the Board of Directors and Chief Executive Officer, and of our predecessor Vantage Energy Services, Inc. (“Vantage Energy”), since September 2006. Qualifications and Experience: Mr. Bragg has over 33 years of direct industry experience. Prior to joining us, Mr. Bragg was affiliated with Pride International, Inc. (“Pride”), which was one of the world’s largest international drilling and oilfield services companies prior to being acquired by Ensco plc. From 1999 through 2005, Mr. Bragg served as the Chief Executive Officer of Pride. From 1997 through 1999, Mr. Bragg served as Pride’s Chief Operating Officer, and from 1993 through 1997, Mr. Bragg served as the Vice President and Chief Financial Officer of Pride. As a result of his three decades in the offshore drilling industry, Mr. Bragg is experienced in the operational and marketing strategies that are key to our development and success. Additionally, Mr. Bragg has significant experience as the chief executive of a public company, with extensive knowledge of public and private financing and board functions. Education: Mr. Bragg graduated from the University of Texas at Austin in 1977 with a B.B.A. in Accounting.

Directorships for the past five years: None, other than our Board of Directors.

Steven Bradshaw, 65, has served as one of our directors since April 2011. Qualifications and Experience: Mr. Bradshaw is currently a member of the Board of Directors and the Chairman of the Conflicts Committee of Blue Knight Energy Partners, LP, a publicly traded master limited partnership. From 2005 to 2009, Mr. Bradshaw was the Vice President of Administration and a new venture business advisor for Premium Drilling, Inc., an international offshore drilling contractor. From 1997 through 2001, and from 2004 through 2006, Mr. Bradshaw worked as a Managing Director for Global Logistics Solutions, a management and operations consulting group. From 2001 through 2003, Mr. Bradshaw served as the Executive Vice President of Skaugen Petrotrans, Inc., the United States subsidiary of I.M. Skaugen ASA, the world’s largest provider of ship-to-ship cargo transfer services. From 1989 to 1996, Mr. Bradshaw worked as the President of the Refined Products Division and an Executive Vice President of Marketing for the Kirby Corporation, a publicly traded transportation company. From 1986 through 1988, Mr. Bradshaw served as Vice President—Sales and a Market Development Manager for the Kirby Corporation. From 1975 through 1980, Mr. Bradshaw worked as a Terminals Manager for Midland Enterprises, Inc. Mr. Bradshaw served as a Lieutenant in the United States Navy from 1970 through 1973. Education: Mr. Bradshaw received a B.A. in Mathematics from the University of Missouri in 1970 and a M.B.A. from the Harvard Business School in 1975.

Directorships for the past five years: Blue Knight Energy Partners, LP (2009 to present) and Premium Drilling (Cayman) Limited (2006 to 2009).

Jorge E. Estrada, 66, has served as one of our directors since 2008 and as a director of Vantage Energy since its inception. Qualifications and Experience: Mr. Estrada has over 38 years of direct industry experience. From July 1993 to January 2002, Mr. Estrada was employed as a consultant to Pride. From January 2002 to May 2005 he was employed by Pride in a business development capacity. Mr. Estrada is also the President and Chief Executive Officer of JEMPSA Media and Entertainment. Mr. Estrada has a strong technical background and extensive experience in the offshore drilling industry. Mr. Estrada’s extensive experience in the offshore drilling industry and wealth of technical knowledge provides him with unique insight into potential issues that could emerge with respect to our operational development. Additionally, Mr. Estrada has a business development background that is extremely valuable to us as we grow our business. Education: Mr. Estrada received a B.S. in Geophysics from Washington and Lee University, and was a PhD candidate at the Massachusetts Institute of Technology.

Directorships for the past five years: None, other than our Board of Directors.

Robert F. Grantham, 56, has served as one of our directors since 2008. Qualifications and Experience: Mr. Grantham has over 26 years of industry experience. From 1982 to 2006 he held senior management positions with various maritime shipping companies, including serving as Chartering Broker for London based Andrew Low Son & Co. from 1982 to 1984, General Manager of Shipping Agency and Consulting Company Hong Kong & Eastern (Japan) Ltd. (HESCO) from 1984 to 1990, Senior Manager of Singapore based Seaconsortium Ltd. from 1991 through 1994, and as a director of its successor, the Ben Line Agency Group, from 1994 through 2006. In 2006, Mr. Grantham founded his own European based marine consulting company. Mr. Grantham’s numerous directorships and international oil and gas shipping experience have provided him with a strong background in international maritime issues that play a key role in our business. Further, Mr. Grantham’s extensive work on corporate governance matters through his directorships provides an experienced voice on the Board of Directors.

Directorships for the past five years: Bluewave Services, Ltd. (2006 to present) a shipping consultancy specializing in commercial operations of LNG vessels, The Medical Warehouse LTD (1999 to present) and TMT UK Ltd. (2006 to present).

Marcelo D. Guiscardo, 62, has served as one of our directors since 2008 and as a director of Vantage Energy since its inception. Qualifications and Experience: Mr. Guiscardo has 34 years of industry experience. He is currently president and founder of QME USA, LLC an Oilfield Equipment construction company in Houston, Texas. Since 2008, Mr. Guiscardo has been the president of GDM Business Development, an international consulting firm focused on the oil & gas industry where he currently serves as an advisor to energy industry clients. He served as President of Pioneer Natural Resources, Inc.’s Argentine subsidiary from January 2005 until May 2006. From March 2000 until January 2005, he was Vice President, E&P Services for Pride. From September 1999 until joining Pride, he was President of GDM Business Development. From November 1993 until September 1999, Mr. Guiscardo held two executive officer positions with, and was a director of, YPF Sociedad Anonima, an international integrated energy company. Mr. Guiscardo was YPF’s Vice President of Business Development in 1998 and 1999. Prior to that, he was YPF’s Vice President of Exploration and Production. From 1979 to 1993 he filled various positions for Exxon Company USA and Exxon International (now ExxonMobil) that culminated in having E&P responsibilities over the Middle East (Abu Dhabi, Egypt, Saudi Arabia and Yemen), France, Thailand and Cote d’Ivoire. Mr. Guiscardo has in-depth knowledge of the oil and gas industry as well as experience in strategic development that is key to our growth. Through his various management roles, he has developed extensive knowledge of compensation structures and financial matters. Education: Mr. Guiscardo graduated in May 1979 with a B.S. in Civil Engineering from Rutgers College of Engineering.

Directorships for the past five years: QM Equipment, S.A. (2008 to present) and Pampa Del Abra, S.A. (2010 to present).

Ong Tian Khiam, 71, has served as one of our directors since 2009. Qualifications and Experience: Mr. Ong currently serves as the Chief Executive Officer of Valencia Drilling Corporation. From October 2009 through July 2010, Mr. Ong served as Chief Executive Officer of Mandarin Drilling Corporation. Additionally, since July 2007, Mr. Ong has served as Managing Director of OM Offshore Pte Ltd., a division of Otto Marine Pte Ltd., which invests in offshore drilling ventures. From November 1997 through July 2007, he served as Managing Director of PPL Shipyard Pte Ltd and Baker Marine Pte Ltd, a wholly-owned subsidiary of PPL, specializing in the construction of offshore drilling rigs and design of jackup drilling rigs. Through his experience, Mr. Ong has gained a variety of management and technical skills focusing on the design and production of offshore drilling equipment. Mr. Ong’s knowledge and skills with respect to the design and construction of offshore drilling vessels makes a valuable contribution to the Board of Directors as we continue to oversee the construction of vessels to be added to our fleet. Education: Mr. Ong graduated from the University of Singapore in 1969 with a Bachelor’s degree in Mechanical Engineering.

Directorships for the past five years: None, other than our Board of Directors.

Duke R. Ligon, 73, has served as one of our directors since February 2011. Qualifications and Experience: Mr. Ligon is a lawyer and owns and manages Mekusukey Oil Company, LLC. From January 2007 to March 2010, Mr. Ligon worked as a Legal Strategic Advisor to Love’s Travel Shops & Country Stores, Inc. From February 1997 to January 2007, Mr. Ligon served as General Counsel and Senior Vice President of Devon Energy Corporation in addition to serving as a member of Devon’s Executive Management Committee. Prior to that, Mr. Ligon was a partner in the New York office of the law firm Mayer, Brown & Platt from 1995 to February 1997. From 1985 to 1995, Mr. Ligon worked as a Senior Vice President and Managing Director and the Head of Energy Merchant Banking for Bankers Trust Company in New York. Prior to that, Mr. Ligon worked for Corcoran, Hardesty, Whyte, Hemphill & Ligon P.C. as a partner in the law firm’s Washington D.C. office from 1982 through 1985. From 1975 to 1982, Mr. Ligon worked as a partner at Bracewell & Patterson and was a member of the firm’s Management Committee. Mr. Ligon worked as an Assistant Administrator in the Federal Energy Administration (the predecessor to the U.S. Department of Energy) from 1973 through 1975. In 1973, Mr. Ligon worked as a Director at the U.S. Department of the Interior and headed the Department’s Office of Oil and Gas. Prior to that, Mr. Ligon worked as the oil and gas advisor to U.S. Treasury Secretary John B. Connally in 1972. Before serving Secretary Connally, Mr. Ligon worked as an Assistant to the President of Continental Oil Company (Conoco) from 1971 through 1972. Prior to his experience with Continental Oil Company, Mr. Ligon served as a Captain in the United States Army from 1969 through 1971 and was awarded a Bronze Star for his service in the Republic of Vietnam. Through his experience in the energy industry and work with various law firms, Mr. Ligon provides insight into management matters and corporate strategy, including compensation and audit committee matters, that we believe is essential for a growing company. Education: Mr. Ligon received a B.A. from Westminster College in 1963 and a J.D. from the University of Texas School of Law in 1969.

Directorships for the past five years: SteelPath MLP Funds Trust (January 2010 to present), Pre-Paid Legal Services, Inc. (March 2007 to present), Blueknight Energy Partners, LLP (January 2009 to present), PostRock Energy (January 2006 to present) and Panhandle Oil & Gas (August 2007 to present).

John C.G. O’Leary, 58, has served as one of our directors since 2008 and as a director of Vantage Energy since its inception. Qualifications and Experience: Mr. O’Leary has over 31 years of industry experience. Mr. O’Leary is the CEO of Strand Energy, an independent consultancy firm with its head office in Dubai, UAE, providing advisory and brokerage services to clients in the upstream energy industry. Prior to forming Strand Energy, and from 2004 to 2006, Mr. O’Leary was a partner of Pareto Offshore ASA, a consultancy firm based in Oslo, Norway, providing consulting and brokerage services to customers in the upstream energy industry. Prior to commencing his work with Pareto Offshore in November 2004, Mr. O’Leary was President of Pride. He joined Pride in 1997 as Vice President of Worldwide Marketing. In addition to his experience in the oil and gas industry, which provides a view on the Board of Directors that encompasses the broader industry, Mr. O’Leary is experienced in finance and accounting matters and has extensive experience with financial statements. Education: Mr. O’Leary received an Honors B.E. in civil engineering from University College, Cork, Ireland in 1977. He holds two post-graduate degrees, one in Finance from Trinity College, Dublin and one in Petroleum Engineering from the French Petroleum Institute in Paris.

Directorships for the past five years: Technip (2008 to present) and Huisman-Itrec (2006 to present).

Steinar Thomassen, 68, has served as one of our directors since 2008 and currently serves as Lead Independent Director. Qualifications and Experience: Mr. Thomassen has over 32 years of direct industry experience. Mr. Thomassen served as Manager of LNG Shipping for StatoilHydro ASA (formerly Statoil ASA) from August 2001 until his retirement in December 2007 and was responsible for the acquisition and construction supervision of three large LNG tankers. Previously, Mr. Thomassen served as Vice President of Industrial Shipping for Navion ASA from October 1997 to July 2001 and for Statoil ASA from September 1992 to September 1997 and was responsible for the chartering and operation of a fleet of LPG, chemical and product tankers. Previously, Mr. Thomassen served as Chief Financial Officer for Statoil North America Inc., from December 1989 to August 1992, and functioned as the head of administration, personnel, accounting and finance. From January 1986 until November 1989 he was employed by Statoil AS and served as Controller for the Statfjord E&P producing division. From May 1976 until December 1986, Mr. Thomassen was employed by Mobil Exploration Norway Inc., where he held various international positions, including Project Controller for the Statfjord Development, and served as Project Controller and Treasurer of the Yanbu Development Project in Saudi Arabia from January 1982 until December 1986. Mr. Thomassen’s experience in various positions with oil and gas companies provides international construction, marketing and general operational experience. Further, through his demonstrated skills as a chief financial officer, Mr. Thomassen provides the Board of Directors and the Audit Committee with valuable insight on finance matters, financial statements and audit matters. Education: Mr. Thomassen graduated from the Oslo School of Marketing in 1968.

Directorships for the past five years: None, other than our Board of Directors.

Arrangement for Nomination of Directors

With respect to our current Board of Directors, each of Messrs. Ong, Grantham, Bradshaw, Ligon and Thomassen was originally nominated to serve on our Board by F3 Capital, but were reviewed and renominated for election in subsequent years by the Nominating & Corporate Governance Committee and the full Board of Directors. Each of Messrs. Grantham, Bradshaw, Ligon and Thomassen has been determined by the Board to be independent directors. Further, Mr. Thomassen has been designated as the Lead Independent Director of the Board of Directors.

Required Vote

Directors are elected by a plurality, and the nine nominees who receive the most “FOR” votes will be elected. Abstentions and broker non-votes will not affect the outcome of the election.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE

“FOR” EACH NOMINEE TO THE BOARD OF DIRECTORS NAMED IN PROPOSAL 1.

INFORMATION CONCERNING OUR BOARD OF DIRECTORS

Communicating with the Board

Shareholders who wish to communicate to the Board of Directors should do so in writing to the following address:

[Name of Director(s) or Board of Directors]

Vantage Drilling Company

Attn: Investor Relations

777 Post Oak Boulevard, Suite 800

Houston, Texas 77056

All shareholder communications are logged and those not deemed frivolous, threatening or otherwise inappropriate are forwarded to the Chairman of the Nominating and Corporate Governance Committee for

distribution or, if addressed to the Audit Committee or Compensation Committee, forwarded to the appropriate committee chairman. Such chairman will review the received communication with the Board of Directors, or the group addressed in the communication, for the purpose of determining an appropriate response. Any communication received may be shared with management.

Board Leadership Structure and Role in Risk Oversight

Board Leadership Structure

Our Board of Directors is committed to strong corporate governance and board independence. Our Board of Directors recognizes that having a shared Chief Executive Officer and Chairmanship can present an issue for some companies or some boards. The Nominating and Corporate Governance Committee and the Board of Directors continue to consider the issue of board leadership and do not believe there is any material corporate governance benefit to separating these positions at this time. Our Chairman of the Board does not have any enhanced rights as a director, but has the same voting authority as any other director. The role of Chairman principally consists of presiding at meetings of the Board of Directors and taking the initiative on establishing the proposed agenda for meetings of the Board of Directors, which is a role our senior management would play a significant part in regardless of which director serves as Chairman. Our Board of Directors continues to believe that the current structure is in the best interests of us and our shareholders and allows Paul A. Bragg, who serves as our Chairman and Chief Executive Officer, to focus on our strategy, business and operations.

The Board of Directors believes that there is no one best leadership structure model that is most effective in all circumstances. The Board of Directors retains the authority to separate the positions of Chairman and Chief Executive Officer in the future if such change is determined to be in our best interests and those of our shareholders. Thus, the Board of Directors remains flexible and committed to a strong corporate governance structure and board independence. The Board of Directors is committed to adopting corporate management and governance policies and strategies that promote our effective and ethical management. In this regard, the Board of Directors strongly believes that it should have maximum flexibility in deciding whether the offices of Chairman and Chief Executive Officer are combined or separate and, if separate, whether the Chairman should be an independent director or an employee.

Further, the Board of Directors believes that it is most important that an independent director serve as a focal point for the work of the independent directors. In 2009, as part of its commitment to strong corporate governance and independence, the Board of Directors established the position of Lead Independent Director. Mr. Thomassen currently serves as our Lead Independent Director. The Lead Independent Director is elected by our independent directors and ensures that (i) the Board of Directors operates independently of management and (ii) our directors and shareholders have an independent leadership contact. The Lead Independent Director is also responsible for:

•	Presiding over meetings of the non-management and independent members of the Board of Directors;

•	Preparing the agenda of the Board of Directors in conjunction with the Chairman and Chief Executive Officer;

•	Serving as a point of contact between non-management and independent members of the Board of Directors and the Chairman and Chief Executive Officer to report or raise matters;

•	Calling executive sessions of the Board of Directors; and

•	Consulting with the Chairman of the Compensation Committee to provide performance feedback and compensation information to the Chairman and Chief Executive Officer.

Board Assessment

As part of the Board of Directors’ annual assessment process, the Board of Directors evaluates our board and committee structure to ensure that it remains appropriate for us. Although the Board of Directors recognizes that there may be circumstances in the future that would lead to the separation of the roles of Chief Executive Officer and Chairman of the Board, the Board of Directors believes that the development of a formal policy is unnecessary at this time and may serve to limit flexibility to determine our ideal leadership structure.

Board of Directors’ Role in Risk Oversight

The Board of Directors is actively involved in our risk oversight. Although the Board of Directors as a whole has retained oversight over our risk assessment and risk management efforts, much of its oversight effort is conducted through its various committees. Each committee, generally through its chairman, then regularly reports back to the full Board of Directors on the conduct of the committee’s functions. The Board of Directors, as well as the individual committees, also regularly hear directly from our key officers and employees involved in risk assessment and risk management. Set forth below is a description of the role of the various committees, and the full Board of Directors, in risk oversight.

The Audit Committee assists the Board of Directors in risk oversight by reviewing and discussing with management, internal auditors and the independent auditors our significant financial and other exposures, and guidelines and policies relating to enterprise risk assessment and risk management, including our procedures for monitoring and controlling such risks. In addition to exercising oversight over key financial and business risks, the Audit Committee oversees, on behalf of the Board of Directors, financial reporting, tax, and accounting matters, as well as our internal controls over financial reporting. The Audit Committee also plays a key role in oversight of our compliance with legal and regulatory requirements.

The Compensation Committee oversees the compensation programs for our officers. As part of that process the Compensation Committee ensures that the performance goals and metrics used in our compensation plans and arrangements align the interest of executives with those of our shareholders and maximize our and our executives’ performance, without creating incentives for executives to take excessive or inappropriate risks.

The Nominating and Corporate Governance Committee has oversight over our governance policies and structures, management and director succession planning, as well as risks and efforts to manage our risks in those areas.

The full Board of Directors then regularly reviews the efforts of each of its committees and discusses the key strategic, financial, business, legal and other risks that we face, as well as our efforts to manage those risks.

We believe the current leadership structure of the Board of Directors supports the risk oversight functions described above by providing independent leadership at the committee level, with ultimate oversight by the full Board of Directors as led by our Chairman of the Board and Chief Executive Officer, as well as our Lead Independent Director.

Board Member Attendance at Meetings of Shareholders

Although we do not have a formal policy regarding attendance by members of the Board of Directors at meetings of our shareholders, we encourage directors to attend. Each of Messrs. Bragg, Bradshaw and Thomassen attended the Extraordinary General Meeting in lieu of Annual General Meeting held in March 2013.

Director Independence

There are no family relationships among any of our directors or executive officers. The Board of Directors has determined that the following members are independent as such term is defined under NYSE MKT rules and SEC regulations: Messrs. Bradshaw, Estrada, Grantham, Guiscardo, Ligon and Thomassen. Mr. Thomassen has been designated as the Lead Independent Director.

Meeting Attendance and Board Committees

Meetings of the Board of Directors. During the year ended December 31, 2013, the Board of Directors held eight meetings. All directors attended at least 75% of the meetings of the Board of Directors and the committees on which they serve. We believe that attendance at meetings of the Board of Directors and its committees is only one criterion for judging the contribution of individual directors and that all directors have made substantial and valuable contributions.

Standing Committees. The Board of Directors also has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Each of the committees has a separate chairperson and charter, and is comprised solely of independent directors. The Board of Directors may also create additional committees from time to time with responsibilities for strategic planning, financing, and such other responsibilities as the Board of Directors shall determine to be appropriate.

Audit Committee. At December 31, 2013, the Audit Committee consisted of Jorge E. Estrada, Duke R. Ligon and Steinar Thomassen. Mr. Thomassen serves as the Audit Committee Financial Expert and is the Chairman of the Audit Committee under the SEC rule implementing Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee reviews and recommends to the Board of Directors internal accounting and financial controls and accounting principles and auditing practices to be employed in the preparation and review of our financial statements. In addition, the Audit Committee has authority to engage public accountants to audit our annual financial statements and determine the scope of the audit to be undertaken by such accountants. The Audit Committee is also charged with reviewing and approving all related party transactions. As of December 31, 2013, all of the members of the Audit Committee were independent as such term is defined under NYSE MKT rules and SEC regulations. The Audit Committee met six times during the year ended December 31, 2013.

Compensation Committee. At December 31, 2013, the Compensation Committee consisted of Marcelo D. Guiscardo, Steven Bradshaw, Robert Grantham and Duke R. Ligon. Marcelo D. Guiscardo serves as the Chairman of the Compensation Committee. The primary purpose of the Compensation Committee is to, among other things, discharge the responsibilities of directors relating to the compensation of our executives and to produce the report that the rules and regulations of the SEC require to be included in, or incorporated by reference into, our annual report and proxy statement. The Compensation Committee’s processes and procedures for determining executive compensation are described below in “Executive and Director Compensation—Compensation Committee Report.” As of December 31, 2013, all of the members of the Compensation Committee were independent as such term is defined under NYSE MKT rules and SEC regulations. The Compensation Committee met three times during the year ended December 31, 2013.

Nominating and Corporate Governance Committee. At December 31, 2013, the Nominating and Corporate Governance Committee consisted of Jorge E. Estrada, Robert F. Grantham, Duke Ligon, and Steinar Thomassen. The primary purpose of the Nominating and Corporate Governance Committee is to (1) identify individuals qualified to become members of the Board of Directors, (2) recommend candidates to the Board of Directors to either fill vacancies on the Board of Directors or to stand for election to the Board of Directors at the next annual general meeting of our shareholders, (3) select nominees for each committee of the Board of Directors, (4) develop and recommend to the Board of Directors appropriate corporate governance policies for the company, conduct a regular review of such policies and recommend to the Board of Directors any additions, amendments or changes thereto, and (5) perform such other functions as the Board of Directors may assign to the Nominating and Corporate Governance Committee from time to time. As of December 31, 2013, all of the members of the Nominating and Corporate Governance Committee were independent as such term is defined under NYSE MKT rules and SEC regulations. The Nominating and Corporate Governance Committee met three times during the year ended December 31, 2013.

Director Nominations Process

Nominating functions are handled by the Nominating and Corporate Governance Committee pursuant to its charter. Our M&A do not currently contain specific provisions that address the process by which a shareholder may nominate an individual to stand for election to the Board of Directors. We do not have a formal policy concerning shareholder recommendations for election of nominees to the Board of Directors. We have not received any recommendations from shareholders requesting that the Nominating and Corporate Governance Committee consider a candidate for inclusion among the Nominating and Corporate Governance Committee’s slate of nominees in our proxy statement, and we believe that no formal policy concerning shareholder recommendations is needed.

In evaluating director nominees, the Nominating and Corporate Governance Committee considers, among other things, the following factors:

•	the appropriate size of the Board of Directors;

•	our needs with respect to the particular talents and experience of our directors;

•	experience at a policy-making level;

•	strategic thinking;

•	depth of understanding of our business and industry;

•	experience with accounting rules and practices;

•	a general understanding of marketing, financing and other disciplines relevant to the success of a publicly-traded company;

•	a general understanding of sound principles of corporate governance; and

•	the desire to balance the considerable benefit of continuity on the Board of Directors with the periodic injection of the fresh perspectives provided by new members.

Although we have no formal policy with respect to diversity, the goal of the Nominating and Corporate Governance Committee is to assemble a Board of Directors that brings us a variety of perspectives and skills derived from high quality business and professional experience. Current members of the Nominating and Corporate Governance Committee and Board of Directors are also polled for suggestions as to individuals meeting such criteria. Research may also be performed to identify qualified individuals.

There are no stated minimum criteria for director nominees, though the Nominating and Corporate Governance Committee may consider such factors as it deems to be in the best interests of us and our shareholders. The Nominating and Corporate Governance Committee believes that, in accordance with the rules of the NYSE MKT, it is appropriate that a majority of the members of the Board of Directors meet the definition of “independent director” set forth in the rules of the NYSE MKT. The Nominating and Corporate Governance Committee also believes it appropriate for certain key members of our management to participate as members of the Board of Directors.

There have not been any material changes to the procedures by which shareholders may recommend nominees to the Board of Directors since our last shareholders meeting at which directors were elected.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees (the “Code of Conduct”). Our Code of Conduct is available at www.vantagedrilling.com on the “Corporate Governance” page under the link “Vantage Code of Business Conduct and Ethics.” We intend to include on our website any amendments to, or waivers from, a provision of the Code of Conduct that applies to our principal executive officer, principal financial officer, or controller that relates to any element of the “code of ethics” definition contained in Item 406(b) of Regulation S-K.

Where to Find Corporate Governance Information

The charters for our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, and our Code of Conduct, are available on our website: www.vantagedrilling.com under “Corporate Governance.” Copies of these documents are also available in print form at no charge by sending a request to Investor Relations, Vantage Drilling Company, 777 Post Oak Boulevard, Suite 800, Houston, Texas 77056.

(Proposal 2)

TO APPROVE AN ORDINARY RESOLUTION TO RATIFY APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

UHY LLP, a U.S. based accounting firm (“UHY”), has served as our independent registered public accounting firm, and the independent registered public accounting firm of our predecessor, since our inception. The Audit Committee, in its capacity as a committee of the Board of Directors, has appointed UHY to audit our financial statements for the year ending December 31, 2014. Representatives of UHY plan to attend the Meeting and will be available to answer appropriate questions from shareholders. These representatives will be able to make a statement at the Meeting if they wish, although we do not expect them to do so.

Shareholder ratification of the appointment of UHY is not required by the rules of the NYSE MKT or the SEC or by our M&A. However, the Board of Directors is submitting the appointment of UHY to our shareholders for ratification as a matter of good corporate practice. If our shareholders fail to ratify the appointment, the Audit Committee will review its future selection of our independent registered public accounting firm. Even if the appointment of UHY is ratified, the Audit Committee may change to a different independent registered public accounting firm if it determines a change may be in the best interest of us and our shareholders.

Required Vote

The approval of the ratification of the appointment of UHY as our independent registered public accounting firm for the fiscal year ending December 31, 2014 requires the affirmative vote of a simple majority of the shareholders who, as being entitled to do so, vote in person or by proxy on this proposal at the Meeting.

Board Recommendation

THE BOARD OF DIRECTORS AND THE AUDIT COMMITTEE UNANIMOUSLY RECOMMEND A

VOTE “FOR” PROPOSAL 2.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews and recommends to the Board of Directors internal accounting and financial controls and accounting principles and auditing practices to be employed in the preparation and review of our financial statements. In addition, the Audit Committee has authority to engage public accountants to audit our annual financial statements and determine the scope of the audit to be undertaken by such accountants. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for us. The independent registered public accounting firm reports directly to the Audit Committee.

Management is responsible for the preparation, presentation, and integrity of our consolidated financial statements, accounting and financial reporting principles, internal control over financial reporting, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. Management is also responsible for objectively reviewing and evaluating the adequacy, effectiveness, and quality of our system of internal control over financial reporting. Our independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States. The Audit Committee’s responsibility is to monitor and oversee these processes and the engagement, independence and performance of our independent registered public accounting firm. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent registered public accounting firm.

The Audit Committee met with our independent registered public accounting firm and discussed the overall scope and plans for their audit. The Audit Committee also discussed with the independent registered public accounting firm matters required to be discussed with audit committees under generally accepted auditing standards, including, among other things, matters related to the conduct of the audit of our consolidated financial statements and the matters required to be discussed by Audit Standard 16 as adopted by the Public Company Accounting Oversight Board.

UHY also provided to the Audit Committee the written disclosures and the letter required by Rule 3526 of the Public Company Accounting Oversight Board, and the Audit Committee discussed with the independent registered public accounting firm its independence. When considering UHY’s independence, the Audit Committee considered the non-audit services provided to us by the independent registered public accounting firm and concluded that such services are compatible with maintaining the firm’s independence.

The Audit Committee reviewed and discussed our audited consolidated financial statements for the year ended December 31, 2013 with management and UHY. Based on the Audit Committee’s review of the audited consolidated financial statements and the meetings and discussions with management and the independent registered public accounting firm, and subject to the limitations on the Audit Committee’s role and responsibilities referred to above and in the charter of the Audit Committee, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our annual report on Form 10-K for the year ended December 31, 2013 filed with the SEC.

By the Audit Committee of the Board of Directors,

Jorge E. Estrada

Duke R. Ligon

Steinar Thomassen

INFORMATION REGARDING THE INDEPENDENT REGISTERED PUBLIC ACCOUNTANT’S

FEES, SERVICES AND INDEPENDENCE

Independent Registered Public Accountant Fees

For the years ended December 31, 2012 and 2013, UHY billed the approximate fees set forth below:

Fees	Year Ended December 31, 2012	Year Ended December 31, 2013
Audit Fees (1)	$628,250	$727,206
Audit-Related Fees (2)	$20,000	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$648,250	$727,206

(1)	Audit Fees include fees billed for professional services rendered for the integrated audit of our annual consolidated financial statements and internal control over financial reporting, the review of the interim consolidated financial statements included in our quarterly reports, consents and comfort letters provided in connection with the filing of registration statements and debt offerings, and other related services that are normally provided in connection with statutory and regulatory filings.
(2)	Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations and due diligence in connection with mergers and acquisitions, attestation services related to financial reporting that are not required by statute or regulation and consultations concerning financial accounting and reporting standards.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accountant

The Audit Committee has adopted certain policies and procedures regarding permitted audit and non-audit services and the annual pre-approval of such services. Each year, the Audit Committee will ratify the types of audit and non-audit services of which management may wish to avail itself, subject to pre-approval of specific services. Each year, management and the independent registered public accounting firm will jointly submit a pre-approval request, which will list each known and/or anticipated audit and non-audit service for the upcoming calendar year and which will include associated budgeted fees. The Audit Committee will review the requests and approve a list of annual pre-approved non-audit services. Any additional interim requests for additional non-audit services that were not contained in the annual pre-approval request will be considered during quarterly Audit Committee meetings.

All services provided by UHY during the year ended December 31, 2013 were approved by the Audit Committee.

(Proposal 3)

TO APPROVE, BY A SHAREHOLDER NON-BINDING ADVISORY VOTE, THE COMPENSATION

PAID TO NAMED EXECUTIVE OFFICERS

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), and in accordance with the recommendation by our Board of Directors and approval by our shareholders of an annual “Say on Pay” vote, the Board of Directors is submitting a “Say on Pay” proposal to shareholders for consideration. This proposal provides shareholders with the opportunity to cast an advisory vote on our executive compensation program. Our overall compensation program is intended to ensure that the compensation and incentive opportunities provided to our executives and employees remain competitive and provide the motivation to deliver the extra effort that leads to returning value to our shareholders. The primary objective of our executive compensation program is to provide competitive pay opportunities that are commensurate with our performance, that recognize individual initiative and achievements and that enable us to retain and attract qualified executive officers who are focused on our goals and long term success.

The Board of Directors invites you to review carefully the Compensation Discussion and Analysis beginning on page 16 and the tabular and other disclosures on executive compensation beginning on page 28. Based upon that review, the Board of Directors recommends that the shareholders approve, on an advisory basis, the compensation of our named executive officers, including the compensation practices and principles and their implementation, as discussed and disclosed in the Compensation Discussion and Analysis, the compensation tables, and any narrative executive compensation disclosure contained in this Proxy Statement.

While the vote does not bind the Board of Directors to any particular action, the Board of Directors values the input of our shareholders, and will take into account the outcome of this vote in considering future compensation arrangements.

2013 “Say-on-Pay” Vote

At our shareholders’ meeting held on March 18, 2013, holders of 146,215,368 ordinary shares, or approximately 59.7% of the shares that were voted either “for” or “against” the proposal, voted in favor of our executive compensation program. In addition to these shares, 1,037,398 ordinary shares abstained from the vote.

Required Vote

The “Say-on-Pay” vote is advisory, and therefore not binding on us, the Compensation Committee or the Board of Directors. However, the Compensation Committee and the Board of Directors value the opinions of our shareholders and, to the extent there is any significant vote against the executive compensation of our named executive officers, we will take into account our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 3.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Overview

The following discussion and analysis is intended to provide an explanation of our executive compensation program with respect to those individuals identified in the Summary Compensation Table below and referred to as our “named executive officers.” In 2013, we achieved a number of significant milestones, including the early commencement of operations on our third ultra-deepwater drillship, the Tungsten Explorer, and the completion of our planned refinancing of our high-yield debt. In addition, the company completed its fifth consecutive year of record income from operations with results for 2013 increasing by 75% over 2012. We accomplished these results while maintaining our culture of quality and safety, as exemplified by our total recordable incident rate of 0.56 and our lost time incident rate of 0.32 during the year. During 2013, we also added substantial backlog to our deepwater fleet, including approximately three years of firm backlog and two years of options for the Tungsten Explorer at leading edge dayrates. As a result, our deepwater fleet is fully contracted through 2015.

Compensation Philosophy and Objectives

Our executive compensation program reflects the philosophy that executive officers’ compensation should be closely aligned with the long-term interests of shareholders and strongly correlated with both company-wide and individual performance. Accordingly, our executive compensation program places an emphasis on equity-based incentives and performance based compensation. The key business metrics we consider in establishing targets and measuring the performance of our executive officers include:

•	Safety performance;

•	Financial performance;

•	Customer satisfaction; and

•	Growth.

The objectives of our executive compensation program are to attract, retain and motivate experienced high-quality professionals to meet the long-term interest of our shareholders and to reward outstanding performance. Many of our competitors are larger, more established offshore drilling companies with greater financial resources. In order to compete with other offshore drilling companies, it is essential that we offer compensation to our executive officers that is competitive with our peer group.

Consistent with our philosophy and objectives, we have designed a compensation program which we believe to be competitive with our peer group and have evaluated the mix of compensation between fixed (annual base salary) and performance-based compensation (typically annual cash incentive and long-term incentive plan awards). The Compensation Committee reviews each of the components of compensation and the metrics to evaluate the performance of our executives on an annual basis.

The components of our compensation program include:

•

Annual Base Salary. The fixed cash component of our compensation program is used to attract and retain executives at levels intended to be competitive with the peer group. Currently base pay for our named executive officers ranges from 74% to 98% of market median for our peer group.

•

Annual Cash Incentive Awards. This component of our compensation program is an annual cash payment based on our performance relative to the metrics established by the Compensation Committee and the individual’s performance measured against his individual performance goals.

•

Time-vested Equity Awards. This component of our compensation program consists of time-vested restricted shares and/or options and is designed to encourage retention and align the executives’ interest with our shareholders.

•

Performance-based Equity Awards. This component of compensation consists of performance-based restricted shares, options and/or cash and is designed to focus executives’ performance on our business and financial performance which should generate long-term shareholder value.

•

Other Benefits. This component of our compensation program consists primarily of a match for U.S. participants in a 401(k) plan, car allowances and subsidizing employees on assignments outside their home country including expatriate housing, schooling, home airfare and foreign taxes.

Our Compensation Committee has adopted a Change of Control Policy (the “COC Policy”) in order to foster a stable and secure working environment whenever we are evaluating significant corporate transactions. The COC Policy generally provides for payments to be made and benefits to be provided to qualified individuals in the event we undergo a change of control and a qualified individual’s employment is terminated. See “Severance and Other Termination Payments” for more on the COC Policy.

In 2013, our Compensation Committee recommended, and our Board of Directors adopted, a Management Incentive Plan for purposes of enhancing the alignment of interests between our executive officers and shareholders. Under the Management Incentive Plan, our executive officers may earn cash payments periodically over the three year term of the plan based on the increase in trading value of our ordinary shares. See “2013 Compensation Program—Management Incentive Plan” for more on the Management Incentive Plan.

Compensation Committee

Our Compensation Committee is responsible for determining the compensation of our directors and executive officers as well as establishing our compensation philosophies. The Compensation Committee operates independently of management and annually seeks advice from advisors as it believes is appropriate. The Compensation Committee reviews our compensation program including the allocation of the respective components of compensation, guidelines for the long-term incentive plan, and the metrics for the annual incentive plan and the individual goals for the executive officers.

Benchmarking of Compensation and Compensation Consultant

The Compensation Committee believes that current practices of similarly-situated, publicly-held companies in the offshore drilling and oilfield services industries provide important information when making our compensation-related decisions. Accordingly, it regularly considers the cash and equity compensation practices of other publicly held companies that are of a similar size, or that directly compete with us in the offshore contract drilling industry, through the review of such companies’ public reports and through other resources. While benchmarking may not always be appropriate as a stand-alone tool for setting compensation due to the unique aspects of our business and objectives, the Compensation Committee believes that gathering this information is an important part of our compensation-related decision-making process.

Frost Consulting LLC (“Frost”) evaluated the overall compensation of our executive officers in 2011 and 2012, and recommended certain adjustments for purposes of 2013 executive compensation levels. In conjunction with the adoption of a new peer group in 2013, Frost evaluated the overall compensation of our executive officers and recommended modifications to executive compensation levels for 2014.

In performing its analysis and making recommendations, Frost reported to, and acted at the direction of, the Compensation Committee. The Compensation Committee did not adopt all of Frost’s recommendations, but utilized their work and its own judgment in making compensation decisions. Frost is not affiliated with any of our directors or officers, and Frost’s work has not raised any conflicts of interest. Our executive management did not engage Frost and did not direct or oversee Frost’s executive compensation analysis or recommendations.

Peer Group

2011-2013 Peer Group. For purposes of establishing and evaluating compensation levels during our start-up period, we utilized a peer group consisting solely of drilling companies that were in direct competition with us for the hiring the personnel necessary to manage our operations. In 2011, the Compensation Committee, together with Frost, reexamined the peer group used for purposes of evaluating the company’s overall executive compensation levels, and the group was expanded to take a more comprehensive view of compensation practices in energy or energy-related businesses that were more similar to us in size and performance. Following the evaluation, the Compensation Committee established a new peer group (the “2011 Peer Group”) composed of the following companies:

Atwood Oceanics, Inc.	Bristow Group, Inc.

Complete Production Services, Inc.	Ensco plc

Gulfmark Offshore, Inc.	Helmrich & Payne, Inc.

Hercules Offshore, Inc.	Oceaneering International, Inc.

Parker Drilling Co.	Pride International

Rowan Companies Inc.	Seadrill Ltd.

Songa Offshore SE

In conjunction with its 2011 determination that at least 33% of annual equity awards for executives would be performance-based awards, the Compensation Committee evaluated the 2011 Peer Group and determined that in order to appropriately measure the overall performance of our shares as compared to our competitors, measured by total shareholder return, the 2011 Peer Group should be supplemented with larger companies in the offshore drilling and oilfield services industries. Based on recommendations from Frost, the Compensation Committee added the following companies to the peer group for purposes of evaluating the performance of our shares (the “Supplemental Peers”):

Noble Corp.	Diamond Offshore Drilling, Inc.

Nabors Industries Ltd.	Transocean Ltd.

Weatherford International Ltd.	Schlumberger Ltd.

For 2012, the 2011 Peer Group was modified slightly to remove Pride International, Inc. (following its acquisition by Ensco plc) and Complete Production Services, Inc. (following its acquisition by Superior Energy Services, Inc.).

As part of its review of our overall compensation programs in 2012, Frost examined the compensation programs for the 2011 Peer Group as well as the Supplemental Peers on the basis that the Supplemental Peers operate in several of the international jurisdictions where we operate, and are direct competitors for highly-skilled executives. Although not included in our benchmarks for compensation, the Compensation Committee considered the compensation practices of the Supplemental Peer Group in their evaluation of the overall compensation paid to executive officers.

2014 Peer Group. In 2013, the Compensation Committee determined that in order to better reflect the company’s market capitalization, performance, and industry, the 2011 Peer Group and Supplemental Peers should be replaced with a new peer group for purposes of evaluating our overall compensation program and our performance-based equity awards (the “Definitive Peer Group”). The Compensation Committee worked with Frost to develop a peer group comprised of a balance of smaller oilfield services companies, together with a number of larger companies that are our direct competitors. The Definitive Peer Group includes:

Atwood Oceanics, Inc.	Cal Dive International, Inc.

Diamond Offshore Drilling	Ensco plc

Gulf Island Fabrication, Inc.	Gulfmark Offshore, Inc.

Hercules Offshore, Inc.	Hornbeck Offshore Services, Inc.

ION Geophysical, Inc.	Noble Corp.

Parker Drilling, Inc.	Rowan Companies

Transocean	Tesco Corp

For purposes of its 2013 evaluation of the overall compensation levels of our executive officers, Frost utilized the Definitive Peer Group for purposes of its analysis and recommended modifications to executive compensation practices for 2014.

Shareholder Vote on Executive Compensation

In evaluating executive officer compensation in 2013, the Compensation Committee also considered our shareholders’ approval of the compensation paid to our named executive officers as part of the company’s 2013 shareholders meeting.

Role of Executive Officers in Compensation Decisions

The compensation of our Chief Executive Officer and the other named executive officers was previously established pursuant to the terms of their respective employment agreements. Our Chief Executive Officer played a role in our executive compensation decisions for other officers in 2013 and made his compensation recommendations to the Compensation Committee. In forming his recommendations, the Chief Executive Officer considered the performance of the individuals evaluated, their tenure with us, their initial compensation package upon joining us and any subsequent modifications, internal pay equity matters and our performance. While the Compensation Committee considered the Chief Executive Officer’s recommendations, the final determination of each executive officer’s compensation as well as individual and company-wide performance was made by the Compensation Committee.

Elements of our Compensation Program

As described above, there are five primary components to our executive compensation—annual base salary, annual cash incentive awards, time-based equity awards, performance-based equity awards and, with respect to executives resident in foreign countries, expatriate executive perquisites. These are described in greater detail below.

Annual Base Salary. We attempt to set executive base salaries at levels comparable with those of executives in similar positions and with similar responsibilities at peer group companies. The Compensation Committee will review base salaries annually, subject to contractual obligations under the employment agreements with our executives. For 2011, our Compensation Committee, based on Frost’s comprehensive review, determined that Messrs. Bragg and Smith’s base salaries were below 90% of market median. Accordingly, the Compensation Committee adjusted the base salaries of Messrs. Bragg and Smith to meet this threshold. In 2012, our Compensation Committee again found that Messrs. Bragg and Smith’s salaries were below 90% of market median, however, no changes were made to their salaries for 2012 or 2013. Each of Messrs. Halkett, Munro and Thomson’s salaries either met or exceeded the 90% threshold and therefore were not adjusted. In mid-2011, we implemented a policy whereby any of our employees based in Singapore will have their salaries increased by 6% due to the increased costs of living in the region. As Messrs. Halkett, Munro and Thomson were each based in Singapore, they received a salary increase in accordance with this policy. No additional modifications were made to the base salaries received by our executive officers for 2012 or 2013.

Annual Cash Incentive Awards. All of our executive officers participate in our annual cash incentive plan. Under this plan, each executive officer is assigned a target and a maximum bonus expressed as a percentage of his annual base salary. The target bonus percentage and maximum bonus percentage for each of our named executive officers for 2013 is set forth below:

Name	Title	Target Award Percentage	Maximum Award Percentage
Paul A. Bragg	Chief Executive Officer	100%	200%
Douglas G. Smith	Chief Financial Officer	75%	150%
Douglas W. Halkett	Chief Operating Officer	80%	160%
Donald Munro	Vice President—Operations	70%	140%
William L. Thomson	Vice President—Assets & Engineering	70%	140%

Target and maximum award percentages in the table above were established by our Compensation Committee in December 2012 and are identical to the target and maximum award percentage established for our executive officers for 2011 and 2012. As is typical among our peer group, target and maximum award percentages vary among the named executive officers based on the potential impact each position has on our financial performance. Target and maximum award levels were established at a level designed to approximate the median anticipated annual cash award opportunities for executives in comparable positions within our peer group.

The amount of the award actually earned by an executive is based on performance relative to pre-established departmental, strategic, safety, and financial goals and individual goals. Under this structure, each performance category has a threshold, target, and maximum percentage assigned to the level of performance in that category, and each category is assigned a weighted percentage that corresponds to an executive’s target award percentage. As a result, executives’ awards are determined by multiplying the level of performance for each category by the percentage of each executive’s award allocated to that category (threshold, target and maximum percentages were set at 60%, 100% and 200%, respectively, for 2013). For example, if an executive obtained the threshold level of strategic performance, and his strategic performance weighted allocation was set at 30%, he would receive 18% percent of his target award (60% threshold multiplied by 30% weighted allocation).

The following table indicates the percentage of each executive’s target award that could be earned, allocated by category:

Name	Strategic	Financial	Safety	Departmental	Individual
Paul A. Bragg	30%	30%	10%	N/A	30%
Douglas G. Smith	30%	30%	10%	N/A	30%
Douglas W. Halkett	30%	30%	20%	N/A	20%
Donald Munro	20%	20%	20%	20%	20%
William L. Thomson	20%	20%	20%	20%	20%

For 2013, the Compensation Committee established goals focused in each category as follows:

Strategic. The strategic goals for 2013 were focused on (i) increasing the market value of our ordinary shares, (ii) expanding our fleet, (iii) strengthening our balance sheet, and (iv) achieving milestones and/or concluding a number of long-term projects. Although the company’s share performance fell short of our anticipated target, we exceeded the target performance for the majority of our strategic goals through our addition of the Cobalt Explorer, refinancing of indebtedness, increased size of our revolving credit facility, improvement of our credit outlook, and significant progress with long-term projects. The Compensation Committee evaluated the company’s performance with respect to strategic goals and determined that each of the named executive officers achieved performance of 106.25% of target.

Financial. The 2013 financial targets included (i) revenue (excluding reimbursable costs), (ii) earnings before interest, taxes, depreciation and amortization (“EBITDA”), (iii) earnings per share (“EPS”), and (iv) productive time on our fleet. The weighting in the calculation for these metrics was 20%, 50%, 10%, and 20%, respectively. Each of these targets was established for specific objectives that the Compensation Committee determined to be appropriate for purposes of incentivizing our executive officers and enhanced performance for our shareholders. In evaluating the level of performance achieved under the financial goals for 2013, the Compensation Committee considered adjustments to the financial results for one-time and non-routine charges.

Revenue. The objectives measured by the revenue target were for growth of our business, contract coverage for our fleet and productive time in the operation of our fleet.

EBITDA. EBITDA is a non-GAAP financial measure as defined under the rules of the SEC, and is intended as a supplemental measure of our performance. The objectives for EBITDA were used as benchmark for cash flows as there is a direct correlation between the cash flow generated from operating activities and EBITDA.

EPS. The objective measured by EPS was our overall profitability.

Productive Time. The objectives measured by the productive time were for the overall management of our business and operational efficiency. Included in the productive time analysis, were the days off contract for mobilization or shipyard upgrades, as efficiently managing these projects will increase our overall revenue and cash flows.

The following is the calculation of the assessment of the financial targets for 2013:

(in millions, except earnings per share)
	Threshold	Target	Maximum	Results	Bonus Achievement	Weighting	Contribution
EPS (1)	$0.04	$0.04	$0.05	$0.05	200%	10%	20.0%
EBITDA (2)	$339.3	$377.0	$452.4	$363.5	97%	50%	43.3%
Operating Revenue (2)	$646.9	$718.8	$862.5	$704.2	98%	20%	18.38%
Productive Time	90.4%	95.2%	99.0%	96.1%	101%	20%	24.67%
	Total Weighted-Average Achievement of Financial Metrics:						106.35%

(1)	Adjusted for the finance charges associated with the early retirement of debt and other appropriate adjustments.
(2)	Does not include revenue from reimbursable costs under management agreements.

Quality, Health & Safety. Quality, Health and Safety are essential elements of our operations for both the well-being of our employees and our long-term business prospects. Safety was measured by the Lost Time Incident Rate (“LTIR”) and the Total Recordable Incident Rate (“TRIR”), as work place safety indicators. We achieved LTIR and TRIR of 0.32 and 0.56, respectively for 2013 as compared to our targets of 0.36 and 0.81. Based on LTIR and TRIR, the Compensation Committee determined that the level of achievement for the quality, health and safety metrics was 162.9%.

Departmental. The 2013 departmental goals for our operations and engineering departments were focused on (i) reducing costs, (ii) mobilizing and commencing operations of the Tungsten Explorer and (iii) maintaining and achieving scheduled milestones under our current construction projects. For purposes of these departmental goals, our executives’ performance was largely measured against performance for our fleet and management projects, and the delivery and commencement of operations on the Tungsten Explorer. In order to receive the target award, performance must have been in line with our budgets and schedules, with above target awards to be earned only upon achieving substantial improvement over expected performance. For 2013, Messrs. Munro and Thomson were determined to have achieved 113% and 100% of their departmental goals, respectively.

Individual. This approach focused on establishing goals for each named executive officer that were appropriate based on the executive’s primary area of responsibility. Generally, an executive will receive his target award only for the achievement of all of his individual goals, but under certain circumstances may receive an award above target if one or more goals are obtained more quickly than targeted or if the goal is performed to a level that is above and beyond the requirement necessary to achieve the target award. For 2013, Mr. Bragg’s individual goals focused on expanding investor communications and analyst coverage of our ordinary shares, fleet expansion, improving the company’s balance sheet, and advancing strategic planning and other long-term objectives to prepare the company for our next stage of growth. Mr. Smith’s individual goals focused on improving the company’s balance sheet and credit rating, integrating new projects into our existing accounting procedures, improving communications regarding financial objectives throughout the organization, and developing long-term financial planning initiatives. Mr. Halkett’s individual goals focused on enhancing the annual budget process in coordination with our Chief Financial Officer and Chief Accounting Officer, developing new business opportunities, participating in financial conferences, regularly visiting each of our rigs, offices, and projects worldwide, and developing opportunities for the company in Mexico. Mr. Munro’s individual goals focused on the successful start-up of operations on the Tungsten Explorer, completing the divisional restructuring of the organization between shallow water and deepwater operations, achieving a successful start-up of our operations in Mexico, and visiting our operational bases, clients, and rigs. Mr. Thomson’s individual goals included visiting our rigs, construction projects, and clients, participating in financial conferences, and developing a long-term growth plan for professional development.

For 2013, the Compensation Committee determined that Messrs. Bragg, Smith, Halkett, Munro and Thomson each exceeded the majority of their individual goals and achieved performance equal to 119%, 109%, 112%, 125%, and 110% of target, respectively.

We believe that all target goals, while intentionally presenting a significant challenge, are realistic and achievable by our executives in most instances if they perform their duties with the degree of care and diligence that we expect of them. In establishing individual goals, each of our executives proposes goals based on his particular areas of responsibility in light of the company’s planned implementation of its long-term strategy over the coming year. Mr. Bragg reviews each executive’s proposed goals and makes recommendations to the Compensation Committee. The Compensation Committee considers the proposed goals and Mr. Bragg’s recommendations, but ultimately makes an independent determination in establishing each executive’s individual goals for the year.

The target and actual cash awards paid to each of the named executive officers for their performance in 2013 are shown in the table below. The actual cash awards are also shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table which follows this Compensation Discussion and Analysis.

	2013 Non-Equity Incentive Awards
Name	Target Bonus as a % of Salary	Payout Range as a % of Target	Target Bonus Award ($)	Maximum Award ($)	Actual Cash Award ($)
Paul A. Bragg	100%	116%	545,900	1,091,800	631,988
Douglas G. Smith	75%	113%	230,550	461,100	259,991
Douglas W. Halkett	80%	119%	320,000	640,000	380,032
Donald Munro	70%	123%	192,500	385,000	236,198
William L. Thomson	70%	117%	185,500	371,000	217,221

Time-based and Performance-based Equity Awards. We use a combination of restricted share awards, performance-based awards and other equity-based awards to retain our executives and align their interests with our shareholders. During 2011, the Compensation Committee reviewed the levels of share ownership of our executives, the total targeted compensation levels for our executives, industry compensation trends and the mix of fixed compensation versus variable compensation. Based on this review, the Compensation Committee established initial guidelines that at least 33% of future equity awards for executives would be performance-based awards, and equity awards made during 2013 were structured in conformity with these guidelines.

The vesting periods for time-based and performance-based awards are four years and three years, respectively. For 2013, the Compensation Committee made awards of 531,980; 147,400; 268,000; 138,020; and 134,000 time-based awards and 262,020; 72,600; 132,000; 67,980; and 66,000 performance-based awards to Messrs. Bragg, Smith, Halkett, Munro and Thomson, respectively.

Performance unit awards will vest, if at all, based on the company’s achievement of total shareholder return (“TSR”) measured against the peer group, with one third of the total award available for vesting in each year of the three-year vesting period. The number of shares that will be awarded to each executive in any year of the performance period corresponds with the total number of performance units awarded, with each executive eligible to receive 40% of the award (upon achievement of TSR ranking at the 25th percentile of peer group), 100% of the award (upon achievement of TSR ranking at the 50th percentile of peer group), and up to 150% of the award (upon achievement of TSR ranking at the 90th percentile of peer group). Additionally, for any year of the performance period during which the TSR falls below the target, performance units equal to the difference between the actual TSR achieved and the target TSR will remain eligible for vesting if we achieve cumulative TSR over a multi-year period that is in excess of the target TSR.

Compensation Clawback Provisions. Any compensation, including equity awards, to our officers which was determined based on the calculation of our performance against financial metrics will be subject to recovery by us in the event that such financial metrics are negatively impacted by a restatement of our financial statements.

Guidelines for Executive Share Ownership. We have established share ownership guidelines for our executive officers. Under these guidelines, the Chief Executive Officer must own shares equal to not less than five times his annual base pay and all other executive officers must own shares equal to not less than three times their annual base pay. For our current named executive officers, the deadline for compliance with these guidelines is December 31, 2015. In the event of an internal promotion or new hire being named an executive, such executive officer will have five years from the date of being named an executive officer to meet the share ownership guidelines. For purposes of calculating share ownership, the executive officers may include in the calculation the unvested portion of restricted share awards valued at the then current market price, but may not include performance unit awards. Based on their holdings of our ordinary shares at December 31, 2013, each of our named executive officers were in compliance with the share ownership guidelines.

2010 Executive Retention Plan. Due to the unavailability of shares necessary to make awards to our officers, in 2010 the Compensation Committee adopted the 2010 Executive Retention Plan (“2010 ERP”), to make awards to our officers in line with the recommended amounts included in their employment agreements. Awards under the 2010 ERP were made to executive officers and Mr. O’Leary. Each award paid under the 2010 ERP vests over a four year period with such vesting to occur quarterly on January 1, April 1, July 1 and October 1 of each year, such that one-sixteenth of the total award shall vest on each quarterly vesting date. Upon vesting, each award payable under the 2010 ERP shall be paid in cash, net of applicable withholdings. If a participant has their employment or engagement with us terminated for any reason prior to a vesting date, that participant shall immediately forfeit any unvested award under the 2010 ERP; provided, however, that such awards shall not be forfeited if the termination is (a) without “cause”, (b) due to disability, death or for “good reason” or (c) within two (2) years following a “change of control” (in each case, as such term is defined in the

2010 ERP). In the event a participant’s employment or engagement is terminated under any of the circumstances set forth in clauses (a) through (c) of the immediately preceding sentence, then the vesting of any unvested portion of an award under the 2010 ERP shall be accelerated so that the award is fully vested on the participant’s termination date.

The total value of the awards made under the 2010 ERP for our executive officers is as follows:

Name	2010 Award	Unvested (as of December 31, 2013)
Paul A. Bragg	$1,158,750	$289,687
Douglas G. Smith	$467,363	$116,841
Douglas W. Halkett	$780,000	$195,000
Donald Munro	$453,750	$113,437
William L. Thomson	$437,250	$109,312

2014 Compensation Program

Base Salary. In setting base salaries, the Compensation Committee established a benchmark that executive officers’ salaries should equal the market median salary for equivalent positions at the companies in our peer group. In conjunction with the adoption of the Definitive Peer Group in 2013 and in recognition that their base salaries and overall compensation had been below 75% of the market median for a prolonged period of time, the Compensation Committee increased the 2014 base salary for Mr. Bragg from $545,900 to $595,000 and the base salary for Mr. Smith from $307,400 to $318,000. Despite these increases, Mr. Bragg’s and Mr. Smith’s base salaries and overall compensation remain significantly below market median. In recognition of the fact that, despite their excellent performance, three of our named executive officers had not received any salary increases since joining the company in 2008, the Compensation Committee increased the 2014 base salary for Mr. Halkett from $400,000 to $430,000, the base salary for Mr. Munro from $275,000 to $285,000, and the base salary of Mr. Thomson from $265,000 to $285,000. The Compensation Committee intends to continue its practice of reviewing base salaries on an annual basis, and we may adjust base salaries from time to time in order to respond to industry trends or market conditions.

Annual Cash Incentive Awards. The target bonus percentage and maximum bonus percentage for each of our named executive officers for 2014 is set forth in the table below:

Name	Title	Target Award Percentage	Maximum Award Percentage
Paul A. Bragg	Chief Executive Officer	100%	200%
Douglas G. Smith	Chief Financial Officer	75%	150%
Douglas W. Halkett	Chief Operating Officer	80%	160%
Donald Munro	Vice President—Operations	70%	120%
William L. Thomson	Vice President—Assets & Engineering	70%	140%

The following table indicates the percentage of each executive’s target award that could be earned allocated by category:

Name	Strategic	Financial	Safety	Departmental	Individual
Paul A. Bragg	30%	30%	10%	N/A	30%
Douglas G. Smith	30%	30%	10%	N/A	30%
Douglas W. Halkett	30%	30%	20%	N/A	20%
Donald Munro	20%	20%	20%	20%	20%
William L. Thomson	20%	20%	20%	20%	20%

Strategic. The strategic goals for 2014 are focused on: (i) strengthening our balance sheet, (ii) increasing the market value of our ordinary shares, (iii) achieving milestones related to the Cobalt Explorer, (iv) expanding our fleet, and (v) successfully concluding one or more long-term projects.

Financial. The financial targets for 2014 are as follows:

	Threshold	Target	Maximum
Operating Revenue (1)(2)	$791.50	$879.50	$1,055.30
EBITDA (2)	$426.80	$474.30	$569.10
EPS	$0.19	$0.21	$0.25
Productive Time	90.4%	95.1%	99.0%

(1)	Does not include revenue from reimbursable costs under management agreements.
(2)	Numbers in millions.

Quality, Health & Safety. Safety is an essential element of our operations for both the well-being of our employees and our long-term business prospects. For safety, we have set a TRIR target ratio of 0.73, an LTIR target ratio of 0.32, and have established targets based on the level of improvement in certain other safety matters as part of our ongoing commitment to creating a safe and efficient work environment for our personnel.

Departmental. 2014 departmental goals for our operations department are focused on (i) the successful mobilization and start-up of our rigs for new clients, (ii) SAP implementation, and (iii) completion of certain maintenance and survey matters. For our engineering department, 2014 goals are focused on (i) improving the quality and efficiency of technical support, (ii) improving automation and customer communications, (iii) reducing costs and (iv) improving interdepartmental communications.

Individual. The goals established for each named executive officer are appropriate based on the executive’s primary area of responsibility. The executive will receive his target award only for the achievement of all of his individual goals, but under certain circumstances may receive an award above target if one or more goals are obtained more quickly than targeted or if the goal is performed to a level that is above and beyond the requirement necessary to achieve the target award.

Management Incentive Plan. The Board of Directors adopted the Management Incentive Plan (the “MIP”) in 2013. The MIP is designed to allow the company to attract and retain highly qualified executives and provide additional financial incentives to such executives to promote the success of the company. Under the MIP, executive officers and other key employees, as determined by the Compensation Committee, may earn a cash payment based on the performance of the price of our shares. Awards under the MIP will vest no earlier than October 1, 2014.

For purposes of determining the amount that may be payable under the MIP, the plan’s award pool is credited by an amount between $2 million and $4 million for each six-month period of the MIP in which the market price of our ordinary shares equals or exceeds certain threshold and maximum amounts, and participants in the plan receive a cash payment based on a percentage of the available award pool. The stock price during a relevant performance period is determined with reference to the highest weighted average closing price of the company’s ordinary shares for any five consecutive trading days during each six-month period, plus the total amount of dividends declared and paid. The minimum and maximum stock price thresholds for the various periods are set forth below:

Six Month Performance Period Ending:	Threshold Performance Goal	Maximum Performance Goal
September 30, 2013	$2.01	$2.19
March 31, 2014	$2.28	$2.63
September 30, 2014	$2.62	$3.28
March 31, 2015	$2.96	$3.94
September 30, 2015	$3.40	$4.92
March 31, 2016	$3.84	$5.91
Look Back Period:	$4.42	$7.38

If the market price meets or exceeds a threshold for a prior period at the end of a later period, the award pool is also credited for that prior period according to such prior period’s formula. After the final six-month period, a final cumulative “look-back” period is examined, and the award pool is further credited (less any prior award pool credits) if the market price during the “look-back” period equals or exceeds the threshold performance goal, and is increased to its maximum if the market price during the “look-back” period equals or exceeds the maximum performance goal. The maximum award pool amount in the aggregate is $24 million.

The Compensation Committee has initially allocated our Chief Executive Officer, Chief Financial Officer, and Chief Operating Officer with 25%, 14% and 20%, respectively, of the award pool. Although our other named executive officers are expected to participate in any awards under the MIP, the level of participation for our Vice President of Operations and Vice President of Assets & Engineering have not yet been established.

Severance and Other Termination Payments

Executive officers may be entitled to receive severance benefits under the terms of their employment agreements, and pursuant to our COC Policy in the event of a “change of control.” Our change of control and severance benefit arrangements with the named executive officers and certain other employees recognize that our employees have built us into the successful enterprise we are today.

The purpose of these change of control arrangements is to:

•

ensure that the actions and recommendations of our senior management with respect to a possible or actual change of control are in the best interests of the company and our shareholders, and are not influenced by their own personal interests concerning their continued employment status after the change of control; and

•	reduce the distraction regarding the impact of an actual or potential change of control on the personal situation of the named executive officers and other key employees.

Employment Agreements. Each of our executive officers has an employment agreement that provides for the immediate vesting of all restricted share and option awards upon termination or following a change of control. Additionally, each of our executive officers may be entitled to additional severance benefits in the event the officer was terminated following the change of control.

COC Policy. The COC Policy covers our executive officers, as well as certain key employees. Under the COC Policy, payments will be made and benefits will be provided to qualified individuals in the event we undergo a change of control and the individual’s employment is terminated. The payments to be made and benefits to be provided upon a triggering event include, among other things, a one-time severance payment, accelerated vesting of incentive awards and outplacement assistance.

Other Payments Following a Change of Control. In addition to the payments and severance benefits described above, the terms of performance unit awards granted to all recipients provide that, upon a change of control, all unvested units shall vest at the “target” level of the award, subject to an increase to 150% of target at the discretion of the Compensation Committee. Additionally, in the event of a change of control, all incentive payments under the MIP that have accrued, but not yet been paid, are payable to the participant within five business days following the change of control, and any partial performance period will be evaluated as of the day immediately prior to the change of control.

More detailed information about the employment agreements and the possible payouts under the COC Policy is contained in “Employment Agreements” and “Potential Payments Upon Termination or Change of Control.”

Other Compensation Policies

Insider trading policy. Our insider trading policy prohibits our directors and executive officers from short-swing trading in, and short sales of, our securities.

Expatriate perquisites. Executives who are resident in foreign countries also receive a standard array of expatriate executive perquisites that we believe is competitive with those of peer companies engaged in significant international operations. These include paid housing and utilities, use of a car (or a car allowance, depending on the executive’s location), payment or reimbursement of in-country taxes, annual business class round trip flights for annual leave, geographic coefficient and school tuition expenses for their children. Additionally, where employees, including executives, who are residents of foreign countries are permanently relocated to the United States, these employees are provided with a one-time payment of one month’s salary as a relocation payment in addition to the expatriate perquisites detailed above; however, following relocation to the United States, the relocated employees have taxes withheld at a hypothetical rate of 18%, with the company only bearing the cost of taxes incurred in excess of the amount withheld. Further, employees who are permanently relocated to the United States become wholly responsible for their own taxes three years following the date of relocation and are only eligible to receive paid housing for a period of two years following the date of relocation.

Other Compensation

We have established and maintain various employee benefit plans, including medical, dental, life insurance and a 401(k) plan. These plans are generally available to all salaried employees and do not discriminate in favor of executive officers or directors. Additionally, we also provide a car allowance for each of our executive officers. The car allowance provided for our named executive officers is included below in the “Summary Compensation Table.”

Conclusion

We believe that the levels of compensation and the balance between the elements of compensation are appropriate and provide a direct link to enhancing shareholder value, achieving our mission and business strategy, and advancing the other core principles of our compensation philosophy and objectives, including attracting, motivating and retaining the key talent needed to ensure our long-term success. We will continue to monitor current trends and issues in our competitive landscape and will modify our programs where appropriate.

Summary Compensation Table

The following table shows information concerning the annual compensation for services provided to us by our Chief Executive Officer, the Chief Financial Officer and our three other most highly compensated executive officers during 2013, 2012 and 2011.

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($)		Total Compensation ($)
Paul A. Bragg	2013	545,900	1,484,780	631,988	34,601	(3)	2,697,269
Chairman and Chief Executive Officer	2012	545,900	751,900	720,419	32,250	(3)	2,050,469
	2011	530,450	1,292,272	457,368	19,500	(3)	2,299,590

Douglas G. Smith	2013	307,400	411,400	259,991	26,500	(3)	1,005,291
Chief Financial Officer	2012	307,400	236,900	275,205	23,625	(3)	843,130
	2011	298,700	463,216	193,160	19,550	(3)	974,626

Douglas W. Halkett	2013	400,000	748,000	380,032	818,883	(3)(4)	2,346,915
Chief Operating Officer	2012	400,000	442,900	435,101	456,534	(3)(4)	1,734,535
	2011	400,000	757,520	272,390	587,274	(4)	2,017,184

Donald Munro	2013	275,000	385,000	236,198	475,387	(4)	1,371,585
Vice President—Operations	2012	275,000	206,000	256,884	195,537	(4)	933,421
	2011	275,000	390,728	169,993	376,601	(4)	1,212,322

William L. Thomson	2013	265,000	374,000	217,221	466,692	(3)(4)	1,322,913
Vice President—Assets & Engineering	2012	265,000	206,000	249,026	393,479	(4)	1,113,505
	2011	265,000	376,584	163,477	327,952	(4)	1,133,013

(1)	The amounts shown represent the grant date fair value of restricted share and option awards calculated in accordance with FASB ASC Topic 718. For detailed information on the assumptions used for purposes of valuing share and option awards, please see “Note 2, Basis of Presentation and Significant Accounting Policies—Share Based Compensation” in the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013.
(2)	Reflects amount paid to each executive in March 2012, 2013, and 2014, respectively, pursuant to our 2011, 2012 and 2013 annual cash incentive award programs.
(3)	Reflects amounts paid for Messrs. Bragg and Smith’s car allowance and the company’s matching contribution to the 401(k) plan. For Mr. Halkett, includes the company’s matching contributions to the 401(k) of $16,301 for 2012 and $16,229 for 2013. For Mr. Thomson, includes the company’s matching contribution to the 401(k) of $16,229 for 2013.
(4)	Additional detail for “All Other Compensation” is provided in the table below:

Name	Year	Housing ($)	Vehicle ($)	Schooling ($)	Home Airfare ($)	Relocation ($)	Taxes Paid ($)	Geographic Coefficient ($)	Total ($)
Douglas W. Halkett	2013	62,194	18,000	10,000	22,140	—	706,549	—	818,883
	2012	111,316	20,566	18,862	11,550	33,333	244,907	16,000	456,534
	2011	168,107	22,049	25,800	33,661	—	325,657	12,000	587,274

Donald Munro	2013	140,970	26,613	—	19,055	—	272,249	16,500	475,387
	2012	138,829	21,153	—	19,055	—	—	16,500	195,537
	2011	137,452	21,156	—	18,361	—	191,382	8,250	376,601

William L. Thomson	2013	92,179	21,522	41,527	32,791	22,083	247,315	9,275	466,692
	2012	138,829	20,973	55,238	22,231	—	140,308	15,900	393,479
	2011	137,452	21,184	20,928	21,420	—	119,018	7,950	327,952

Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock (2)	Grant Date Fair Value of Stock and Option Awards ($) (3)
		Threshold ($)	Target ($)	Maximum ($)
Paul A. Bragg	01/31/2013	—	—	—	794,000	1,484,780
	—	32,754	545,900	1,091,800	—	—

Douglas G. Smith	01/31/2013	—	—	—	220,000	411,400
	—	13,833	230,550	461,100	—	—

Douglas W. Halkett	01/31/2013	—	—	—	400,000	748,000
	—	38,400	320,000	640,000	—	—

Donald Munro	01/31/2013	—	—	—	206,000	385,220
	—	23,100	192,500	385,000	—	—

William L. Thomson	01/31/2013	—	—	—	200,000	374,000
	—	22,260	185,500	371,000	—	—

(1)	Messrs. Bragg, Smith, Halkett, Munro and Thomson each earned cash incentive awards of $631,988; $259,991; $380,082; $236,197; and $217,220, respectively, for 2013.
(2)	The awards in this column were granted under our 2007 LTIP and were comprised of restricted share awards and performance unit awards. Each award is divided into (a) a time-vested award equal to two thirds of the total share award that vests 25% annually commencing on the first anniversary of the date of grant and (b) a performance unit award equal to one third of the total share award that may vest over a 3-year period. The number of performance unit awards granted to each named executive officer reflects the number of shares that would be received upon achievement of the “target” level of performance under the award.
(3)	The grant date fair value of the share awards is equal to the number of shares granted times $1.87, the closing price of our shares as quoted on the NYSE MKT on January 31, 2013, the date the awards were granted. These values are also used for financial reporting purposes and are expensed over the vesting period of the awards.

Employment Agreements

We entered into amended and restated employment agreements (the “Amended and Restated Employment Agreements”) with each of our named executive officers, each effective July 16, 2014. The Amended and Restated Employment Agreements supersede the employment agreements (the “Original Agreements”) each of our named executive officers had in place with the Company prior to the effective date. We entered into the Amended and Restated Employment Agreements primarily for purposes of updating certain terms of our prior arrangements with our named executive officers, including modifications (i) to comply with changes in law, (ii) to eliminate the excise tax gross-up in the event of termination payments following a change of control, and (iii) to clarify the benefits payable to executives in the event of retirement. The Amended and Restated Employment Agreements provide for an initial term of three years in the case of Mr. Bragg, two years in the case of Messrs. Smith and Halkett and one year in the case of Messrs. Thomson and Munro, with the term of each agreement subject to an automatic extension by an additional one-year period on each anniversary of such agreement, unless either party gives notice of non-renewal at least ninety days before the renewal date. Under the terms of the Amended and Restated Employment Agreements, and in accordance with our existing salary structure and incentive compensation plans, Messrs. Bragg, Smith, Halkett, Munro and Thomson are entitled to annual base salaries of $595,900, $318,000, $430,000, $285,000, and $285,000, respectively, with target annual cash incentive awards equal to 100%, 75%, 80%, 70%, and 70%, of their respective salaries.

Subject to adjustments based on market conditions and industry compensation trends, each of the Amended and Restated Employment Agreements includes a recommendation for the approximate annual amount to be awarded to each executive in the form of restricted shares and/or share options as follows: $2,100,000 to

Mr. Bragg, $750,000 to Mr. Smith, $1,250,000 to Mr. Halkett, a range of $400,000 to $550,000 to Mr. Munro and $712,500 to Mr. Thomson. In 2010, we did not have shares available under the 2007 LTIP to make these awards, and we provided our executives with the 2010 ERP in order to meet the 2010 targeted compensation levels for our executives. Under the 2010 ERP, each of the named executive officers received an award that will vest quarterly over a four year period. Upon vesting, each award will be paid in cash, net of applicable withholdings. A participant will receive his award if the participant is still employed by us on the relevant vesting date; however, in the event of termination (a) without “cause,” (b) due to disability, death, or for “good reason,” or (c) within two years following a “change in control” (in each case, as such terms are defined in the 2010 ERP), any unvested portion of the award will be accelerated such that the award shall be fully vested on the participant’s termination date. For more information on the 2010 ERP, please see “Compensation Discussion and Analysis—Elements of Our Compensation Program—2010 Executive Retention Plan.”

Under the terms of the Amended and Restated Employment Agreements, each of our named executive officers is prohibited from competing with us or soliciting any of our customers or employees for a period of time following the termination of his employment, the duration of which is based on the circumstances of termination.

Each of the Amended and Restated Employment Agreements provides that upon “retirement” (as such term is defined in the Amended and Restated Employment Agreements), all stock awards granted to the applicable executive through the date of retirement shall vest immediately.

Potential Payments Upon Termination or Change of Control

Assuming the employment of any of our named executive officers was to be terminated without cause, for good reason, or constructively terminated without cause or in the event of a change of control, each as of December 31, 2013, the named executive officer would be entitled to payments in the amounts set forth below:

Compensation Type	Paul A. Bragg	Douglas G. Smith	Douglas W. Halkett	Donald Munro	William L. Thomson
Salary (1)	$1,637,700	$614,800	$800,000	$275,000	$265,000
Non-Equity Incentive Compensation (1)	$1,637,700	$461,100	$640,000	$192,500	$185,500
Accelerated Vesting of Equity Awards (2)	$3,157,107	$973,311	$1,734,959	$865,814	$846,566
Accelerated Vesting of 2010 ERP Awards (3)	$289,687	$116,841	$195,000	$113,437	$109,312

Total	$6,722,194	$2,166,052	$3,369,959	$1,446,751	$1,406,378

Salary (4)	$1,955,100	$981,372	$1,209,516	$550,000	$530,000
Non-Equity Incentive Compensation (4)	$1,955,100	$736,029	$967,613	$385,000	$371,000
Accelerated Vesting of Equity Awards (2)	$3,157,107	$973,311	$1,734,959	$865,814	$846,566
Accelerated Vesting of 2010 ERP Awards (3)	$289,687	$116,841	$195,000	$113,437	$109,312

Total	$7,299,341	$2,927,770	$4,278,269	$2,008,387	$1,950,092

(1)	Reflects payments equal to three years of annual salary and target non-equity incentive in the case of Mr. Bragg, two years of annual salary and non-equity incentive in the case of Messrs. Smith and Halkett and one year of annual salary and target non-equity incentive in the case of Messrs. Munro and Thomson.
(2)

Under the terms of their Amended and Restated Employment Agreements, each of our named executive officers is entitled to receive immediate vesting of all restricted share and option awards upon termination without cause, termination by the executive with good reason or upon a change of control. Additionally, under the terms of our performance-unit awards, awards will vest at the target amount upon a change of control. Reflects the market value of outstanding equity share awards as of December 31, 2013, valued at the closing price of our shares of $1.84 per share on such date.
(3)	Pursuant to the terms of the 2010 ERP, each of our named executive officers is entitled to receive full vesting of the retention award received upon termination without cause, termination by the executive with good reason or in connection with a change of control.
(4)	Reflects payments equal to three years of annual salary and target non-equity incentive compensation based on an adjusted annual salary rate of $651,700; $327,124; and $403,172 for each of Messrs. Bragg, Smith, and Halkett, respectively, and two years of annual salary and target non-equity incentive compensation for Messrs. Munro and Thomson payable pursuant to the terms of the COC Policy if terminated following a change of control.

Payments Due Upon Termination Pursuant to Amended and Restated Employment Agreements

Cash payments are payable either bi-weekly over the applicable severance period or within ten days of the termination event, except in the case of a termination without cause, in which case the payments must be made in a lump sum within ten days of the termination event. We are not obligated to make any cash payments to these executives if their employment is terminated by us for cause or by the executive without good reason. In the event of an executive’s death, we will pay the executive’s estate an amount equal to his annual base salary and target annual . In the event of an executive’s disability, his employment will continue for one year from the date of disability. In addition, assuming the employment of any of our named executive officers was to be terminated “without cause”, for “good reason”, or “constructive[ly] terminated without cause”, or in the event of a “change of control” (as each such term is defined in the Amended and Restated Employment Agreements), they would be entitled to accelerated vesting of all options and share awards. Please see the table under the heading “Outstanding Equity Awards at Year End” below for information regarding the value of option and share awards.

During the executive’s employment and for a period of (i) one year following a termination (including a termination without cause, for good reason or constructive termination without cause), (ii) two years following termination caused by retirement or (iii) six months following a termination for any reason within one year after a change of control, the executive cannot work anywhere in the specified geographic region, directly or indirectly:

(i) perform services for, have any ownership interest in, or participate in any business that engages or participates in a competing business purpose;

(ii) induce or attempt to induce any customer or client or prospective customer or client with whom the executive dealt with or solicited while employed by us during the last twelve months of his employment; or

(iii) solicit, attempt to hire, or have any person employed by us work for the executive or for another entity, firm, corporation or individual.

Payments Due Upon Change of Control

Our COC Policy covers our named executive officers, as well as certain executives and key employees, and generally provides for payments to be made and benefits to be provided to qualified individuals in the event that we undergo a change of control and the qualified individual’s employment is terminated. Pursuant to the terms of the COC Policy, upon a triggering event, qualified individuals would be entitled to a one-time severance payment, accelerated vesting of incentive awards and outplacement assistance. In order to be eligible to receive payments or benefits under the COC Policy, the qualified individual’s employment must be terminated by us without “cause” or by the executive for “good reason” (as such terms are defined in the COC Policy) within six months prior to a change of control or during the twenty-four months after a change of control. Further, before any payments can be made, or benefits received under, the COC Policy, the qualified individual is required to provide us with a release.

Subject to certain limitations and qualifications, the following events qualify as a “change of control” under the COC Policy:

•	the acquisition by any individual, entity or group of fifty percent or more of our ordinary shares;

•	certain reverse mergers;

•	the individuals who made up our Board of Directors on November 29, 2010 failing to constitute a majority of our Board of Directors at any time;

•	our completion of a merger with another entity;

•	the sale or disposition of all or substantially all of our assets; and

•	the adoption of any plan or proposal for our liquidation or dissolution.

Generally, a multiple of a qualified individual’s then-current base salary is used for purposes of calculating the severance payment due upon a change of control. In 2011, the Compensation Committee determined, based on recommendations received from Frost, that upon a change of control, Messrs. Bragg, Smith, and Halkett would have their severance payment calculated based on a salary equal to 98% of the market median of our peer group, or $651,700; $327,124; and $403,172, respectively.

Except as noted, the COC Policy is in addition to and does not supersede or in any other way affect the terms of any employment agreement or the 2007 LTIP.

The amounts payable to qualified individuals under the COC Policy shall be compared to any other payment such individual is entitled to under an employment agreement and then the individual shall receive the greater of the two amounts. In no instance will a qualified individual be eligible to receive severance payments from multiple sources.

Outstanding Equity Awards at Year End

The following table summarizes the number of securities underlying outstanding plan awards for each named executive officer as of December 31, 2013.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (1) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)
Paul A. Bragg	1,744,257	3,157,107
Douglas G. Smith	537,741	973,311
Douglas W. Halkett	958,541	1,734,959
Donald Munro	466,584	865,814
William L. Thomson	423,340	846,566

(1)	Time-vested share awards granted to our named executive officers vest 25% annually commencing on the first anniversary of the date of grant. For Messrs. Bragg, Smith, Halkett, Munro and Thomson, respectively, there are 636,600; 228,200; 373,200; 192,500; and 185,500 restricted shares for which the first vesting date occurred on August 17, 2012; 489,100; 154,100; 288,100; 134,000; and 134,000 restricted shares for which the first vesting date occurred on January 16, 2013; and 531,980; 147,400; 268,000; 138,020; and 134,000 restricted shares for which the first vesting date occurred on January 31, 2014.
(2)

Performance unit awards granted to our named executive officers vest one-third per year and equal the number of shares that would vest if the “target” level of performance is achieved. The minimum number of shares that may be issued upon vesting is zero and the maximum number of shares is 1.5 times the target level. For Messrs. Bragg, Smith, Halkett, Munro and Thomson, there are 313,600; 112,400; 183,800; 94,800 and 91,400 performance units for which the first vesting date occurred on August 17, 2012; 240,900;

75,900; 141,900; 66,000; and 66,000 performance units for which the first vesting date occurred on January 16, 2013; and 262,020; 72,600; 132,000; 67,980; and 66,000 performance units for which the first vesting date occurred on January 31, 2014.
(3)	The market value of the share awards is equal to the number of unvested shares times $1.84, the closing price of our shares as quoted on the NYSE MKT on December 31, 2013.

2013 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Paul A. Bragg	—	—	635,737	1,132,496
Douglas G. Smith	—	—	232,364	413,948
Douglas W. Halkett	—	—	406,294	724,817
Donald Munro	—	—	204,385	364,694
William L. Thomson	—	—	200,139	357,135

Pension Benefits

We do not sponsor any qualified or non-qualified defined benefit plans.

Nonqualified Deferred Compensation

We do not maintain any non-qualified defined contribution or deferred compensation plans.

Director and Consultant Compensation Paid to John C. G. O’Leary

In May 2009, we entered into a consulting agreement with Strand Energy, which is owned by John C.G. O’Leary. Mr. O’Leary is a member of our Board of Directors. Under the terms of this agreement, which expired on May 5, 2012, we paid Strand Energy a monthly consulting fee of EUR30,000, or an average of $40,721 per month based on the exchange rate between the Euro and the U.S. dollar through May 5, 2012. In May 2012, we entered into a new consulting agreement with Strand Energy pursuant to which the monthly consulting fee was reduced to $30,000. Under the terms of each of the 2009 and 2012 consulting agreements, Mr. O’Leary is entitled to participate in our benefit and executive compensation programs. Under the terms of the 2012 consulting agreement, Mr. O’Leary’s annual participation in our 2007 LTIP and annual cash incentive awards program is intended to be approximately 80% of the consulting fee paid to Strand Energy, subject to the final determination of the Compensation Committee. Mr. O’Leary’s previous participation in our annual cash incentive award program was established by our Chief Executive Officer and subsequently approved by our Compensation Committee. In addition, Mr. O’Leary received an award under the 2010 ERP for services provided in 2010.

Under the terms of the 2012 consulting agreement, Mr. O’Leary may also be entitled to receive a transaction fee equal to 1.0% of the value of any transaction he originates or to which he significantly contributes, subject to a final determination by the Board of Directors. Any transaction fee may be paid in either cash, or if so elected within 10 days of each anniversary of the agreement, in our ordinary shares, subject to the availability of shares under the 2007 LTIP as determined by the Compensation Committee. The aggregate amount that Mr. O’Leary may earn from any fees or awards payable under the consulting agreement is limited to $2 million per year. Unless terminated earlier, the 2012 consulting agreement will terminate on April 30, 2015. Under the terms of the consulting agreement, Mr. O’Leary remains free to perform certain consulting work for other companies and is eligible to receive fees from other parties on transactions with us. Mr. O’Leary did not originate any transactions in 2013 that resulted in the payment of a transaction fee.

Mr. O’Leary did not receive any compensation for his service as a director during 2011, 2012 or 2013.

The following table indicates the compensation received by Mr. O’Leary from us during 2011, 2012, and 2013 pursuant to the terms of the 2009 and 2012 consulting agreements, including all compensation paid under the terms of the 2007 LTIP and the annual cash incentive award plan.

Year	Consulting Fees ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (1)	All Other Compensation ($)	Total Compensation ($)
2013	360,000	504,900	—	317,001	—	1,181,901
2012	402,885	216,300	—	371,566	—	990,751
2011	519,249	680,000	—	272,390	—	1,471,639

(1)	Reflects amounts paid pursuant to our 2011, 2012, and 2013 annual cash incentive award programs.

Mr. O’Leary provides us with guidance on business opportunities at shipyards around the world, and assists us in identifying unique rig contracting and collaborative opportunities with strategic partners. We believe that the monthly consulting fee paid to, and the terms of the consulting agreement with, Strand Energy are no less favorable than could have been obtained from a non-affiliated third party. In effect, Mr. O’Leary fills the roles of an executive responsible for our business development and strategic planning roles. Without retaining his services, we believe it would have been essential to recruit one or more senior executives to assist us with business development and strategic planning opportunities.

The salary, non-equity incentive plan compensation, and share awards payable under the 2009 consulting agreement were determined by our Chief Executive Officer in order to align Mr. O’Leary’s compensation with the responsibilities and duties expected of him in the performance of the consulting services provided by Strand Energy, and such compensation was subsequently approved by the Board of Directors. The 2012 consulting agreement was heavily negotiated on our behalf by the chairman of the Compensation Committee, and was approved by the Compensation Committee prior to execution.

We consider Strand Energy’s consulting services in connection with our business and strategic development to be commensurate with the skill, specialized knowledge and professional contacts possessed by our Chief Executive Officer and Chief Operating Officer. On this basis, and in line with the compensation arrangements for these other executive officers, we established Strand Energy’s salary, share awards and non-equity incentive plan compensation.

2013 Director Compensation

Under the terms of our director compensation program, directors receive an annual grant of restricted shares valued at $100,000 and an annual cash retainer of $60,000. The director compensation plan also provides for a retainer of $15,000, $12,000, and $5,000 annually for the chairmen of the Audit, Compensation, and Nominating & Corporate Governance Committees, respectively, together with an additional retainer of $10,000, $5,000, and $3,000, respectively, for the members of each of these committees. Additionally, the lead independent director receives a $20,000 annual retainer in compensation for his enhanced role on the board. All retainer fees payable to our board members are paid in cash. All equity awards provided under the director compensation plan will vest one year after the date of grant. Directors are reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the Board of Directors and its committees.

The following table indicates the compensation paid to each director during 2013.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)	Total ($)
Steven Bradshaw	65,000	85,000	—		—	150,000
Jorge E. Estrada	75,000	85,000	—		—	160,000
Robert F. Grantham	68,000	85,000	—		—	153,000
Marcelo D. Guiscardo	72,000	85,000	—		—	157,000
Ong Tian Khiam	60,000	85,000	—		—	145,000
Duke R. Ligon	78,000	85,000	—		—	163,000
John C.G. O’Leary (3)	—	504,900	317,001	(4)	360,000	1,181,901
Steinar Thomassen	98,000	85,000	—		—	183,000

(1)	Represents directors’ fees for 2013 that were paid in 2013.
(2)	Reflects the grant date fair value of the share awards based on the closing price of $1.87 per share on January 31, 2013, as quoted on the NYSE MKT.
(3)	For detailed information on Mr. O’Leary’s compensation, please see “Director and Consultant Compensation Paid to John C.G. O’Leary.”
(4)	Reflects amount paid in 2014 pursuant to our 2013 annual cash incentive program.

Guidelines for Director Share Ownership. Pursuant to our share ownership guidelines applicable to the Board of Directors, each member of the board must own shares equal to not less than five times the value of the $60,000 annual cash retainer. For our current Board of Directors, the deadline for compliance with these guidelines is December 31, 2016, and any new director joining the board will have five years from the date of being named to the board to meet the share ownership guidelines. For purposes of calculating share ownership, directors may include in the calculation the unvested portion of restricted share awards valued at the then current market price. Based on their holdings of our ordinary shares at December 31, 2013, the majority of our directors were in compliance with the share ownership guidelines and we anticipate that all of our directors will be in compliance with the guidelines by December 31, 2016.

Compensation Committee Report

Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, that might incorporate future filings, including this report, in whole or in part, the following Report of the Compensation Committee shall not be deemed to be “Soliciting Material,” is not deemed “filed” with the SEC and shall not be incorporated by reference into any filings under the Securities Act or Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in such filing except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

By the Compensation Committee of the Board of Directors,

Marcelo D. Guiscardo, Chair

Duke R. Ligon

Robert Grantham

Steven Bradshaw

Compensation Committee Interlocks and Insider Participation

None of the current members of our Compensation Committee serves, or has at any time served, as an officer or employee of us or any of our subsidiaries. None of our executive officers has served as a director or member of the compensation committee, or other committee serving an equivalent function, of any other entity, one of whose executive officers served as one of our directors or a member of our Compensation Committee.

OTHER INFORMATION

Security Ownership of Directors, Executive Officers and Certain Beneficial Owners

The following table sets forth information regarding the beneficial ownership of our outstanding ordinary shares on July 14, 2014, except as noted below, by (1) each person who is known by us to beneficially own more than 5% of our outstanding voting power, (2) each director, nominee for director and named executive officer, and (3) all of our directors and executive officers as a group. To our knowledge, unless it is otherwise stated in the footnotes, each person listed below has sole voting and investment power with respect to his shares beneficially owned. For purposes of the tables below, a person or group of persons is deemed to have “beneficial ownership” of any shares that such person has the right to acquire on or within 60 days after July 14, 2014.

Name and Address of Beneficial Owner (1)	Number of Ordinary Shares Beneficially Owned	Percentage of Class Beneficially Owned (2)
Greater than five percent holders:
F3 Capital (3)	102,246,114	33.2%
FMR LLC (4)	30,946,823	10.1%

Directors and named executive officers:
Paul A. Bragg (5)	5,766,017	1.9%
Jorge E. Estrada (6)	1,651,419	*
Robert Grantham (7)	184,138	*
Marcelo D. Guiscardo (8)	2,077,984	*
John C.G. O’Leary (9)	3,557,784	1.2%
Steinar Thomassen (10)	279,413	*
Douglas Halkett (11)	1,918,897	*
Douglas G. Smith (12)	1,026,330	*
Donald Munro (13)	1,004,448	*
William L. Thomson (14)	965,921	*
Ong Tian Khiam (15)	207,720	*
Duke R. Ligon (16)	185,738	*
Steven Bradshaw (17)	164,375	*
All directors and executive officers as a group (17 persons)	23,071,484	7.5%

*	Less than 1% of our ordinary shares outstanding.
(1)	Unless otherwise indicated, the address of all beneficial owners of our ordinary shares set forth above is 777 Post Oak Boulevard, Suite 800, Houston, Texas 77056.
(2)	Based on 306,160,703 ordinary shares outstanding as of July 14, 2014. Except as otherwise indicated, all shares are beneficially owned, and the sole investment and voting power is held, by the person named. This table is based on information supplied by our officers, directors and principal shareholders and reporting forms, if any, filed with the SEC on behalf of such persons.
(3)	Based on information included in a Schedule 13D filed on February 29, 2012. Mr. Hsin-Chi Su owns 100% of F3 Capital. The address of F3 Capital is 8F No 126 Jianguo North Road, Taipei 104, Taiwan. Includes 1,983,471 ordinary shares that may be acquired upon exercise of warrants that are currently exercisable. This does not reflect ordinary shares that could have been issued upon conversion of the F3 Capital Note. The number of shares beneficially owned by F3 Capital may be lower than as reported due to the sale of approximately 11,282,771 shares in conjunction with an unrelated court proceeding.
(4)	Based on information included in a Schedule 13G filed on May 12, 2014. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 5,244,128 of these shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940 (the “Funds”). The address of Fidelity is 245 Summer Street, Boston Massachusetts 02210.

Fidelity Select Co, LLC (“SelectCo”), a wholly-owned subsidiary of FMR LLC and investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 21,316,056 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940 (the “SelectCo Funds”). The address of SelectCo is 1225 17th Street, Suite 1100, Denver, Colorado 80202.

Edward C. Johnson III and FMR LLC, through its control of Fidelity, the Funds, SelectCo, and the SelectCo Funds each has sole power to dispose of these shares owned by the Funds. Members of the family of Edward C. Johnson III, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson III has the sole power to vote or direct the voting of the shares owned directly by the Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees.

Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Exchange Act, is the beneficial owner of the other 1,079,470 shares as a result of its serving as investment manager of institutional accounts owning such shares. The address of PGATC is 900 Salem Street, Smithfield, Rhode Island, 02917. Edward C. Johnson III and FMR LLC, through their control of PGATC, each has sole dispositive power over those shares and sole power to vote or to direct the voting of those shares owned by the institutional accounts managed by PGATC as reported above.

FIL Limited (“FIL”), and various foreign-based subsidiaries, provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. FIL, which is a qualified institution under Rule 13d-1(b)(1)(ii) of the Exchange Act, is the beneficial owner of 3,307,169 shares. The number of shares of owned by the institutional account(s) at April 30, 2014 included 3,307,169 shares resulting from the assumed conversion of $7,900,000 principal amount of our 5.50% Convertible Notes. The address of FIL is Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda.

(5)	Paul A. Bragg is our Chairman and Chief Executive Officer. Includes 1,217,105 unvested shares granted to Mr. Bragg pursuant to the 2007 LTIP. Does not include 843,820 shares that may be acquired upon the vesting of performance units granted to Mr. Bragg pursuant to the 2007 LTIP, assuming “target” performance is achieved.
(6)	Jorge E. Estrada is one of our directors. Includes 52,083 unvested shares granted to Mr. Estrada pursuant to the 2007 LTIP.
(7)	Robert Grantham is one of our directors. Includes 52,083 unvested shares granted to Mr. Grantham pursuant to the 2007 LTIP.
(8)	Marcelo D. Guiscardo is one of our directors. Includes 52,083 unvested shares granted to Mr. Guiscardo pursuant to the 2007 LTIP.
(9)	John C.G. O’Leary is one of our directors. Includes 453,925 unvested shares granted to Mr. O’Leary pursuant to the 2007 LTIP. Does not include 280,300 shares that may be acquired upon vesting of performance units granted to Mr. O’Leary pursuant to the 2007 LTIP, assuming “target” performance is achieved.
(10)	Steinar Thomassen is one of our directors. Includes 52,083 unvested shares granted to Mr. Thomassen pursuant to the 2007 LTIP.
(11)	Douglas Halkett is our Chief Operating Officer. Includes 12,900 ordinary shares owned by Mr. Halkett’s spouse and 670,675 unvested shares granted to Mr. Halkett pursuant to the 2007 LTIP. Does not include 454,534 shares that may be acquired upon the vesting of performance units granted to Mr. Halkett pursuant to the 2007 LTIP, assuming “target” performance is achieved.

(12)	Douglas G. Smith is our Chief Financial Officer. Includes 501,704 unvested shares granted to Mr. Smith pursuant to the 2007 LTIP. Does not include 260,662 shares that may be acquired upon the vesting of performance units granted to Mr. Smith pursuant to the 2007 LTIP, assuming “target” performance is achieved.
(13)	Donald Munro is our Vice President—Operations. Includes 334,770 unvested shares granted to Mr. Munro pursuant to the 2007 LTIP. Does not include 223,584 shares that may be acquired upon the vesting of performance units awarded to Mr. Munro pursuant to the 2007 LTIP, assuming “target” performance is achieved.
(14)	William Thomson is our Vice President—Assets & Engineering. Includes 327,250 unvested shares granted to Mr. Thomson pursuant to the 2007 LTIP. Does not include 220,471 shares that may be acquired upon the vesting of performance units granted to Mr. Thomson pursuant to the 2007 LTIP, assuming “target” performance is achieved.
(15)	Mr. Ong Tian Khiam is one of our directors. Includes 52,083 unvested shares granted to Mr. Ong pursuant to the 2007 LTIP.
(16)	Mr. Duke R. Ligon is one of our directors. Includes 52,083 unvested shares granted to Mr. Ligon pursuant to the 2007 LTIP.
(17)	Mr. Steven Bradshaw is one of our directors. Includes 52,083 unvested shares granted to Mr. Bradshaw pursuant to the 2007 LTIP.

Equity Compensation Plan Information

For the table of awards issued under the 2007 LTIP, see “Item 5. Market For Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities” included in our Annual Report on Form 10-K for the year ended December 31, 2013.

Executive Officers

Our executive officers serve at the pleasure of the Board of Directors and are subject to annual appointment by the Board of Directors. Our executive officers are listed in the following table, and certain information concerning these officers, except for Mr. Bragg, who is also a member of the Board of Directors, follows the table:

Name	Age	Position
Douglas G. Smith	46	Chief Financial Officer and Treasurer
Christopher G. DeClaire	55	Vice President and Secretary
Douglas W. Halkett	54	Chief Operating Officer
Edward G. Brantley	59	Chief Accounting Officer and Controller
Michael R.C. Derbyshire	61	Vice President—Marketing
Donald Munro	60	Vice President—Operations
William L. Thomson	44	Vice President—Assets & Engineering
Mark C. Howell	35	General Counsel

Douglas G. Smith, 46, has served as our Chief Financial Officer and Treasurer since November 2, 2007. Prior to joining us, Mr. Smith served with Pride as Vice President—Financial Projects from January 2007 to June 2007, as Vice President, Controller and Chief Accounting Officer from May 2004 to December 2006, and Director of Budget and Strategic Planning from March 2003 to May 2004. Mr. Smith is a certified public accountant and has a Bachelor’s of Business Administration and a Masters of Professional Accounting degree from the University of Texas.

Christopher G. DeClaire, 55, has served as our Vice President and Secretary since our inception. He also served as one of our directors until December 2009 and previously served as a director of Vantage Energy since its inception and served as Vantage Energy’s Chief Financial Officer and Treasurer until November 2, 2007.

Mr. DeClaire has over 28 years of business experience. Prior to his involvement with Vantage Energy, Mr. DeClaire had successfully founded and sold 5 previous companies in various industries. Mr. DeClaire is the President of DeClaire Interests, Inc., a private investment and consulting firm that he formed in 2002. From 1999 through December 2002, Mr. DeClaire was a principal and managing director of Odyssey Capital, LLC, an investment banking and private equity firm. From 1994 through 1998, Mr. DeClaire founded and served as the Chairman and Chief Executive Officer of Skillmaster, Inc., a temporary staffing company which had over 5,000 full time employees working the areas of IT and engineering at the time it was sold. Mr. DeClaire graduated from Michigan State University in 1982 with a bachelor’s degree in pre-law with a minor in accounting.

Douglas W. Halkett, 54, has served as our Chief Operating Officer since January 15, 2008. Prior to joining us, Mr. Halkett served with Transocean Inc. as Division Manager in Northern Europe (UK & Norway) from January 2004 to November 2007, as an Operations Manager in the Gulf of Mexico from February 2001 to December 2003, and as Operations Manager and Regional Operations Manager in the UK from July 1996 to January 2001. Prior to joining Transocean, Mr. Halkett worked for Forasol-Foramer in various operational and business roles from January 1988 to June 1996, and was assigned in Paris and various locations in the Far East. Mr. Halkett started his career with Shell International in Holland and Brunei in 1982 and joined Mobil North Sea Ltd in 1985. Mr. Halkett earned a First Class Honours Degree in Mechanical Engineering from Heriot Watt University (Edinburgh) in 1981 and attended the Programme for Management Development at Harvard Business School in 2003.

Edward G. Brantley, 59, has served as our Chief Accounting Officer and Controller since April 2008. Prior to joining us, Mr. Brantley served with Transmeridian Exploration Incorporated, an international exploration and production company, as Vice President and Chief Accounting Officer from 2005 to 2008. Prior to joining Transmeridian, Mr. Brantley was employed by Pride from 2000 to 2005 where he served in several capacities including Treasurer and Vice President and Chief Accounting Officer. Prior to joining Pride, Mr. Brantley was employed by Baker Hughes, Inc., an international oilfield services provider, for 11 years in various positions including Vice President—Finance of Baker Sand Control and Controller of Baker Hughes Inteq. Mr. Brantley is a certified public accountant and graduated from the University of Mississippi with a B.B.A. in Accounting.

Michael R.C. Derbyshire, 61, has served as our Vice President—Marketing and that of Vantage Energy, our predecessor, since January 15, 2008. Prior to joining us, Mr. Derbyshire served Pride from July 2006 to January 2008 as Regional Marketing & Business Development Manager for Asia Pacific, and was based in Singapore, and from July 1996 to July 2006 as Regional Marketing and Business Development Manager for the Middle East, and was based in Dubai. From 1982 to 1996 Mr. Derbyshire held various management positions with Forasol Foramer. Mr. Derbyshire began his professional career in the construction industry as a surveyor and served companies such as John Mowlem and Bernard Sunleys, before converting to the oil and gas industry in 1982.

Donald Munro, 60, has served as our Vice President—Operations since March 1, 2009, and previously served as our Operations Manager beginning on May 1, 2008. Prior to joining us, Mr. Munro served in a variety of positions across the globe during his more than 26 years of experience with Transocean Inc., most recently as General Manager—India from April 2006 until February 2008, Operations Manager—Indonesia from February 2005 until March 2006, and as Operations Manager—North Sea from July 2001 until January 2005.

William L. Thomson, 44, has served as our Vice President of Assets and Engineering since March 8, 2008. Prior to joining us, Mr. Thomson worked for Transocean, and predecessor companies, beginning in 1994, where, in addition to other roles, Mr. Thomson served as Operations Manager—Assets in the United Kingdom sector of the North Sea managing ten semi-submersibles and as Technical Support Manager—Africa. Additionally, Mr. Thomson worked extensively as a Project Manager responsible for various refurbishments, upgrades and new build jackup projects in shipyards in Africa, Asia, Europe, and the Middle East. Mr. Thomson earned an Honours degree in Naval Architecture and Offshore Engineering from the University of Strathclyde (UK) in 1992 and a PgD in Oil and Gas Law from the Robert Gordon University in 2006.

Mark C. Howell, 35, has served as our General Counsel since January 2014, and has served the company in various legal roles since 2010, including as Legal Director and Associate General Counsel. Prior to joining the Company, Mr. Howell worked as an attorney focusing on oil and gas industry transactions, securities, and general corporate matters at the law firms Burleson Cooke LLP from 2009 to 2010 and at Andrews Kurth LLP from 2006 to 2009. Mr. Howell holds a Doctorate of Jurisprudence from South Texas College of Law and a B.A. from the University of Texas.

Certain Relationships and Related Party Transactions

In the ordinary course of our business and in connection with its financing activities, we have entered into a number of transactions with our directors, officers and 5% or greater shareholders. All of the transactions set forth below were approved by the unanimous vote of the Board of Directors. We believe that we have executed all of the transactions set forth below on terms that were in the best interests of our shareholders. The Audit Committee is responsible for approving related party transactions. The Audit Committee operates under a written charter pursuant to which all related party transactions are reviewed for potential conflict of interest situations. Such transactions must be approved by the Audit Committee prior to consummation.

Consulting Agreement with John C.G. O’Leary

In May 2012, we renewed our consulting agreement with Strand Energy, which is owned by John C.G. O’Leary. Mr. O’Leary is a member of our Board of Directors. Pursuant to the terms of the consulting agreement, Strand Energy provides us with consulting services to the offshore oil and gas markets. We pay Strand Energy a monthly consulting fee of $30,000, and Strand may receive a completion fee equal to 1.0% of the total value or benefit of any transaction which was originated by Mr. O’Leary or to which he provided a significant contribution, subject to an annual maximum. Additionally, under the terms of the consulting agreement, Mr. O’Leary is entitled to participate in our benefit and incentive compensation programs. Unless terminated earlier, this agreement will terminate on April 30, 2015. Under the terms of the consulting agreement, Mr. O’Leary remains free to perform certain consulting work for other companies and is eligible to receive fees on transactions with us where he has performed consulting services for the other parties to the transaction. For more information, see “Executive Compensation—Director and Consultant Compensation Paid to John C.G. O’Leary.”

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our ordinary shares to file with the SEC reports regarding their ownership and changes in ownership of our ordinary shares. They are also required to provide us with copies of any forms they file. Based solely on our review of the reports furnished to us, we believe that during the year ended December 31, 2013, all reports filed by our directors and executive officers under Section 16(a) of the Exchange Act were made timely.

Documents to Shareholders Sharing an Address

The broker, bank or other nominee for any shareholder who is a beneficial owner, but not the record holder, of our ordinary shares may deliver only one copy of this proxy statement to multiple shareholders who share the same address, unless that broker, bank or other nominee has received contrary instructions from one or more of the shareholders. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of this proxy statement, now or in the future, should submit their request to us by telephone at (281) 404-4700, or by submitting a written request to Investor Relations, Vantage Drilling Company, 777 Post Oak Boulevard, Suite 800, Houston, Texas 77056. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

Shareholder Proposal Information

If you want to present a proposal from the floor at the 2015 Annual General Meeting or nominate a person for election to the Board of Directors at such meeting, you must follow the procedures outlined in our M&A. In addition, if any shareholder intends to present a proposal to be considered for inclusion in our proxy statement for the 2015 Annual General Meeting of Shareholders, the proposal must comply with the requirements of Rule 14a-8 of Regulation 14A of the Exchange Act and must be submitted in writing by notice delivered to the Company. Any such notice must be received on or prior to March 25, 2015 and set forth the specific information required by Rule 14a-8 of Regulation 14A of the Exchange Act. If the date of the 2015 Annual General Meeting of Shareholders is more than 30 days from September 16, 2015, the anniversary date of the Meeting, a notice will be timely if we receive it a reasonable time before we begin to print and send our proxy materials for such meeting. Notices should be sent to Investor Relations, Vantage Drilling Company, 777 Post Oak Boulevard, Suite 800, Houston, Texas 77056. You may also request a copy of the provisions of our M&A governing the requirements for notice at the above address.

Other Matters

The Board of Directors is not aware of any business to come before the Meeting other than those matters described above in this proxy statement.

By Order of the Board of Directors,

Christopher G. DeClaire
Corporate Secretary

July 23, 2014

VANTAGE DRILLING COMPANY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF VANTAGE DRILLING COMPANY FOR THE EXTRAORDINARY GENERAL MEETING IN LIEU OF ANNUAL GENERAL MEETING OF THE COMPANY TO BE HELD ON SEPTEMBER 16, 2014 The undersigned hereby appoints Paul Bragg, Douglas G. Smith and Christopher G. DeClaire or any one of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy card, all of the ordinary shares of Vantage Drilling Company that the undersigned would be entitled to vote at the Extraordinary General Meeting in Lieu of Annual General Meeting of the Company to be held at 9:00 a.m., Pacific time on September 16, 2014 at the Fairmont Waterfront, 900 Canada Place Way, Vancouver, British Columbia V6C 3L5 and any adjournment or postponement thereof. The undersigned hereby further authorize’s such proxies to vote in their discretion upon such other matters as may properly come before such meeting and at any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED AND DELIVERED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF THIS PROXY IS DULY EXECUTED AND RETURNED, BUT NO VOTING DIRECTIONS ARE GIVEN HEREIN, THEN THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES PROPOSAL 1 AND “FOR” IN PROPOSALS 2 AND 3. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. The undersigned hereby acknowledges receipt of the Notice of the Extraordinary General Meeting in Lieu of Annual General Meeting of the Company and accompanying proxy statement. (Continued and to be signed on the reverse side) t PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. t NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL The Notice of Meeting, Proxy Statement and proxy card are available at: www.vantagedrilling.com/proxy

The Board of Directors recommends a vote FOR all nominees in proposal 1 and FOR proposals 2 and 3. Please mark your votes like this Vote on Proposals 1. Election of Directors 2. Proposal to approve an ordinary resolution to ratify the appointment FOR WITHHOLD FOR WITHHOLD of UHY LLP to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2014. 01 Paul A. Bragg oo 06 Ong Tian Khiam oo o FOR o AGAINST o ABSTAIN 02 Steven Bradshaw oo 07 Duke R. Ligon oo 3. Proposal to approve, by shareholder non-binding advisory vote, the compensation paid to the Company’s named executive officers, 03 Jorge E. Estrada 08 John C.G. O’Leary oo commonly referred to as a “say on pay” proposal. 04 Robert F. Grantham oo 09 Steinar Thomassen oo o o FOR AGAINST ABSTAIN 05 Marcelo D. Guiscardo oo I plan to attend the Annual Meeting o Date: , 2014 Signature Signature NOTE: Please sign exactly as name(s) appear(s) hereon. All holders should sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person. For address changes and/or comments, please write them below CONTROL NUMBER t PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. t CONTROL NUMBER PROXY VOTING INSTRUCTIONS Please have your 11 digit control number ready when voting by Internet or Telephone INTERNET TELEPHONE MAIL Vote Your Proxy on the Internet: Vote Your Proxy by Phone: Vote Your Proxy by Mail: Go to www.cesvote.com Call 1 (888) 693-8683 Have your proxy card available Use any touch-tone telephone to Mark, sign, and date your proxy when you access the above vote your proxy. Have your proxy card, then detach it, and return it website. Follow the prompts to card available when you call. in the postage-paid envelope vote your shares. Follow the voting instructions to provided. vote your shares.